Execution Version

Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CHRISTOPHER & BANKS CORPORATION,

THE OTHER SELLERS PARTY HERETO,

AND

ALCC, LLC

Dated as of JANUARY 28, 2021

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of January 28, 2021 by and among Christopher & Banks Corporation, a Delaware corporation (the “Company”), and the other direct and indirect wholly-owned Subsidiaries or Affiliates of the Company that are signatories hereto (together with the Company, the “Sellers”), and ALCC, LLC, a Delaware limited liability company (“Buyer”; (including any other persons designated by the Buyer as a “Buyer Designee” (each a “Buyer Designee”)). Sellers and Buyer are referred to collectively herein as the “Parties”.

WITNESSETH

WHEREAS, the Company and certain of its affiliates filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”) on January 13, 2021;

WHEREAS, Sellers are engaged in (a) the business of marketing, distributing and selling apparel and related accessories, and (b) the operation of stores and the retail sale of apparel and accessories at such stores (the “Stores”) and through e-commerce platforms, including the E-Commerce Platform (as defined below) (collectively, the “Business”);

WHEREAS, pursuant to a Store Closing Order (defined below), the Sellers are conducting the GOB Sales (defined herein) at all of the Stores;

WHEREAS, Sellers desire to sell, transfer and assign to Buyer all of the Acquired Assets (as defined below), and Buyer desires to purchase, acquire and assume from Sellers, all of the Acquired Assets and Assumed Liabilities (as defined below).

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1              Definitions. For purposes of this Agreement:

“Acquired Assets” means all of Sellers’ right, title and interest, free and clear of all Liens (other than Permitted Liens and Permitted Post-Closing Liens), in and to the following properties, rights, interests and other tangible and intangible assets of Sellers used in, held for use in, or relating to the Business:

(a)            all inventory owned by Sellers, including the Merchandise;

(b)            all Furnishings and Equipment;

(c)            all accounts and all Credit Card Receivables, in each case as of the Closing;

(d)           the Assumed Leases, together with (to the extent of the Sellers’ interest therein) the buildings, fixtures and improvements located on or attached to the underlying real property, and all rights arising thereunder, and all tenements, hereditaments, appurtenances and other real property rights appertaining thereto, subject to the rights of the applicable landlord (including rights to ownership or use of such property) under such Assumed Leases;

(e)            the Transferred Contracts and all rights and benefits thereunder;

(f)            other than as constitutes an Excluded Asset, all Cash Equivalents of any Seller and all prepaid expenses of any Seller (other than pursuant to any Contract which is not an Transferred Contract or any Lease which is not an Assumed Lease);

(g)            to the extent requested in writing by Buyer and assignable to Buyer under applicable Law, all Permits issued to, or for the benefit of, any Seller relating to the operation of the Business, and all pending applications or filings therefor and renewals thereof;

(h)            all internet domain names owned or purported to be owned by Sellers, including the internet domain name registrations and social media accounts set forth in Schedule 1.1(h) (the “Transferred Domain Names”);

(i)             all Trademarks owned or purported to be owned by Sellers listed on Schedule 1.1(i) (the “Transferred Trademarks”);

(j)             all Intellectual Property Licenses, to the extent included in the Transferred Contracts;

(k)            all other Intellectual Property owned by Sellers, or in which Sellers have any interest or right, which is used in, held for use in, or relating to the Business, including all royalty payments and licensing receivables generated by the Business and attributable to the period prior to and after the Closing;

(l)             to the extent their transfer is permitted by applicable Law, all third-party warranties, refunds, rights of recovery, rights of set-off or counter-claim and rights of recoupment of every kind and nature for the benefit of, or enforceable by, any Seller in each case to the extent arising from or relating the Acquired Assets;

(m)          all rights of Sellers to receive proceeds of cash collateral that secure any undrawn letters of credit, including, without limitation, the customs-related letter of credit for customs obligations in the aggregate amount of approximately $2,300,000

(n)           all marketing, advertising and promotional materials and product samples and designs used in, held for use in, or relating to the Acquired Assets;

(o)           all books, records, manuals and other materials (in any form or medium and wherever held) relating to the Business, including all records and materials held by the

Sellers, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of current and former customers and suppliers (and all data related thereto including contact information, transaction histories, and any and all demographic data), SMS, text, and email distribution lists), distribution and other mailing lists, photographs, production data, computer data, all studies and research, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, facilities and/or equipment plans and specifications, blueprints, research and development files, data and laboratory books, intellectual property disclosures and tangible embodiments of intellectual property, media materials and plates, accounting records, sales order files and litigation files related to the Business or the Acquired Assets (collectively, the “Business Records”); provided however, that the Sellers shall retain certain access rights to all such Business Records post-Closing for a period of time as provided in Section 6.2 hereof;

(p)            goodwill associated with the Business or the Acquired Assets;

(q)            all of Sellers’ rights of publicity and all similar rights, including all commercial merchandising rights;

(r)             product designs, design rights, tech packs, artwork, archival materials and advertising materials, copy, commercials, images and artwork owned by any Seller, or in which any Seller has any interest or right;

(s)            all customer data, customer lists, and information related to all customer purchases (the “Customer Information”) (excluding from the foregoing any credit card numbers or related customer payment source, social security numbers, or other personally identifiable information the transfer of which would contravene applicable privacy Law);

(t)             all of Sellers’ telephone, fax numbers utilized in connection with the Sellers’ operations at Sellers’ Corporate/Distribution Center;

(u)            claims, causes of action, lawsuits, judgments, privileges, counterclaims, defenses, demands, right of recovery, rights of set-off, rights of subrogation and all other rights of any kind, in each case solely to the extent arising from the Intellectual Property owned by the Sellers or the Acquired Assets, including all avoidance claims or causes of action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code and any similar state Law, and all other claims, causes of action, lawsuits, judgments, privileges, counterclaims, defenses, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind under any other provision of the Bankruptcy Code or applicable Laws;

(v)           all tangible and intangible assets included in the E-Commerce Platform or any similar e-commerce platform owned, operated, or controlled by any Seller (provided that to the extent any such assets include rights to which Sellers are entitled pursuant to any Contract, such rights shall only be included in the Acquired Assets if such Contract is a Transferred Contract);

(w)           all (i) rights to refunds relating to, and prepaid expenses and deposits attributable to, any Acquired Asset, and all rights under credit card merchant accounts, (ii) prepaid charges and deposits in respect of utilities (including any security deposit delivered to any utility company under the terms of the Utilities Order), (iii) prepaid common area maintenance expenses relating to any Store or other Lease and security deposits for any such Lease assumed and assigned to the Buyer or its designee, (iv) business non-employee related insurance policies (to the extent assignable) and prepaid premiums in respect of the insurance policies to the extent in respect of periods on or after the Closing Date, (v) ordinary holdbacks (including ordinary credit card holdback payments or protection reserves (including reserves initiated by Wells Fargo Bank, N.A. in connection with letters of credit) in connection with or relating to any Acquired Asset, (vi) other deposits, prepaid charges, prepaid taxes relating to any post-closing tax period and expenses paid by the Sellers and other rights of the Sellers in connection with or relating to any Acquired Asset and (vii) all rights to receive any tax refunds, including (without limitation) federal and state income tax refunds (including (without limitation) any refunds under the CARES Act);

(x)             those guarantees, warranties, indemnities and similar rights in favor of the Sellers with respect to any Acquired Asset, to the extent conveyable;

(y)            all rights of recovery, rights of set-off, rights of indemnity, contribution or recoupment, warranties, guarantees, rights, remedies, counter-claims, cross-claims and defenses, except expressly related to any Excluded Liability; and

(z)            the balance of any Remaining Cash;

provided, however, notwithstanding anything to the contrary set forth in this definition, the Acquired Assets shall not include any Excluded Assets.

“Additional Agent Goods” has the meaning set forth in that certain Interim Order (A) Confirming, on an Interim Basis, that the Store Closing Agreement is Operative and Effective; (B) Authorizing and Approving Store Closing Sales Free and Clear of All Liens, Claims, and Encumbrances, (C) Approving Dispute Resolution Procedures, and (D) Authorizing Customary Bonuses to Employees of Stores in the Bankruptcy Case (D.I. 62).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise, provided, however, that notwithstanding the foregoing, except where expressly indicated otherwise, the term “Affiliate” shall not include, and is intended to specifically exclude, any non-Debtor Affiliate of the Company.

“Affiliate Agreement” has the meaning set forth in Section 3.15.

“Agent” has the meaning set forth in Store Closing Order.

“Agreement” has the meaning set forth in the preamble.

“Allegedly Infringing Merchandise” means any Merchandise that is the subject of any Litigation which is pending, or threatened in writing against any Seller or its Affiliates or with respect to which any Seller or its Affiliates has received written notice, in each case that alleges that such Merchandise infringes any other Person’s Intellectual Property rights, including Merchandise intended to be withdrawn from advertisement or availability for sale due to such an allegation or claim.

“Allocation Principles” has the meaning set forth in Section 2.7.

“Anti-Bribery Laws” has the meaning set forth in Section 3.14(d).

“Assumed Leases” has the meaning set forth in Section 2.6(b).

“Assumed Liabilities” means only the following Liabilities:

(a)            all Cure Costs under the Assumed Leases or Transferred Contracts as agreed to by the Buyer and the Sellers, and all Liabilities under the Assumed Leases or Transferred Contracts solely to the extent such Liabilities arise from and after the Closing Date;

(b)            all Liabilities arising solely out of the ownership or operation of any Acquired Asset after the Closing;

(c)            the Assumed Taxes;

(d)            the sum of (w) the aggregate dollar amount of Term Loan Obligations (as defined in the Interim Cash Collateral Order) payable to the Buyer from the Seller, plus (x) the aggregate dollar amount of remaining ABL Obligations (as defined in the Interim Cash Collateral Order) after taking into account any paydowns made per the Budget or Interim Cash Collateral Order, plus (y) amounts due by the Sellers on account of the Vendor Program Obligations (as defined in the Interim Cash Collateral Order), plus (z) all interest, fees, and other amounts due by the Sellers on account of foregoing, which collectively, as of the Closing Date, is estimated to be approximately $8,100,000;

(e)            Sellers’ obligations for unused and accrued “paid time off” or “PTO” for those E-Commerce Platform employees listed on Exhibit F hereto, in the approximate amount of $73,000;

(f)             Sellers’ obligations for incurred but not yet reported health care reimbursement amounts (“IBNR”) for Sellers’ employees in an amount not to exceed $950,000;

(g)            Sellers’ post-petition, pre-Closing obligations owing to Radial, Inc. as of the Closing Date, in the approximate amount of $2,400,000; and

(h)            subject to Section 2.6 hereof, those Open Purchase Orders agreed to by Buyer and Seller for goods to be sold through the E-Commerce Platform subsequent to the Closing Date (and all shipping, freight, duty, taxes, import fees and other associated expenses);

provided, however, that notwithstanding anything to the contrary set forth in this definition, (x) the Assumed Liabilities shall not include any rejection damages claims or administrative expenses and priority claims, and (y) nothing in this definition shall be construed to limit Buyer’s obligations under any Related Agreement; provided, further, however, that to the extent an Assumed Liability is or could be listed under more than one subparagraph of the definition of Assumed Liabilities (e.g., the liability in subparagraph (g) could also be subparagraph (a) as a Cure Cost if the underlying Contract is or becomes a Transferred Contract), there shall be no double counting and the Buyer shall only be obligated to assume and pay the Assumed Liabilities once.

“Assumed Taxes” means any Liability for Taxes arising from the ownership or operation of the Business or the Acquired Assets for a Post-Closing Tax Period.

“Bankruptcy Case” means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Company and certain of its Affiliates, and continuing immediately thereafter, in the Bankruptcy Court.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Bankruptcy Case, and the general, local and chambers rules of the Bankruptcy Court.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bidding Procedures” means the bidding procedures for the solicitation and submission of bids for a sale, reorganization, or other disposition of Sellers or all or substantially all of their assets approved by the Bankruptcy Court pursuant to the Bidding Procedures Order.

“Bidding Procedures Motion” means “Debtors' Motion for Entry of Orders (I)(A) Approving Bidding Procedures for Sale of Substantially All of the Debtors' Assets, (B) Approving Expense Reimbursement, (C) Scheduling Auction for, and Hearing to Approve, Sale of Substantially All of the Debtors' Assets, (D) Approving Form and Manner of Notices of Sale, Auction, and Sale Hearing, (E) Approving Assumption and Assignment Procedures, and (F) Granting Related Relief and (II)(A) Approving Sale of Substantially All of the Debtors' Assets Free and Clear of All Liens, Claims, Interests, and Encumbrances, (B) Approving Assumption and Assignment of Executory Contracts and Unexpired Leases, and (C) Granting Related Relief,” filed January 25, 2021 (D.I. 111).

“Bidding Procedures Order” means an order of the Bankruptcy Court approving the Bidding Procedures.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(b).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Designee” has the meaning set forth in the preamble.

“Buyer Party Members” has the meaning set forth in Section 4.7(b).

“CARES Act” means Title I of the Coronavirus Aid, Relief and Economic Security Act, (H.R. 6074, H.R. 6201, H.R. 748 and H.R. 266 (116), as amended (including any successor thereto), and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented.

“Cash Equivalents” means cash, checks, money orders, funds in time and demand deposits or similar accounts, marketable securities, short-term investments, and other cash equivalents and liquid investments.

“Claim” means any claim within the meaning of section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.4.

“Closing Cash Payment” means (i) $12,700,000 less the amount of any expenses to be paid under line 24, week no. 7 of the of the Amended Cash Collateral Budget annexed hereto as Exhibit E (collectively, the “Wind Down Expenses”) (which Wind Down Expenses shall exclude any Assumed Liabilities or Liabilities to be paid by the Buyer pursuant to the Transition Services Agreement or otherwise and any realized budgeted expense savings) that are paid by Sellers prior to the Closing Date, plus (ii) an amount equal to the aggregate amount of all uncashed checks of Seller on the Closing Date, and less (iii) the aggregate amount of Sellers’ actual cash on hand as of the Closing Date (exclusive of any payment in respect of the Term Loan Obligations, the ABL Loan Obligations and/or Vendor Program Obligations as reflected in Lines 29-31 of the Budget).

“Closing Date” has the meaning set forth in Section 2.4.

“COBRA” means sections 601 through 608 of the Employee Retirement Income Security Act of 1974 and section 4980B of the IRC.

“COBRA Liabilities” has the meaning set forth in clause (h) of the definition of Excluded Liabilities.

“Company” has the meaning set forth in the preamble.

“Computer Systems” has the meaning set forth in Section 3.13(k).

“Confidential Information” has the meaning set forth in Section 5.8(b).

“Confidentiality Agreement” means with respect to Buyer or any if its Affiliates, and each holder of ownership interests therein, the confidentiality agreement entered into by and between the Company and such holder or an Affiliate of such holder.

“Contract” means any agreement, contract, license, arrangement, commitment, promise, obligation, right, instrument, document, purchase order, sales order, or other similar commitment or instrument, whether written or oral, that is intending to be binding on the parties thereto (other than any Leases).

“Contracting Parties” has the meaning set forth in Section 9.14.

“Corporate/Distribution Center” means the headquarters and warehouse facility located at 2400 Xenium Lane North, Plymouth, Minnesota 55441, which location receives, processes warehouses and/or distributes Merchandise on behalf of Sellers.

“Covered Employee” means an employee of any Seller as of the date hereof whose duties relate primarily to the operations conducted at the E-Commerce Platform, including such employees who are on short-term disability, long-term disability or any other approved leave of absence as of the Closing.

“Credit Card Receivables” means the accounts receivable and other amounts owed to any of the Sellers in connection with any customer purchases, returns or exchanges from any Stores, the E-Commerce Platform, or otherwise through the Business that are made with credit or debit cards or through other electronic payment methods such as but not limited to PayPal, Venmo, Apple Pay, Chase Pay, etc.

“Cure Costs” means all monetary Liabilities of the Sellers that must be paid or otherwise satisfied to cure all of Sellers’ monetary defaults required to be cured under section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption by any Seller of Transferred Contracts and Assumed Leases only.

“Cure Notice” means those certain statements filed with the Bankruptcy Court regarding the Sellers’ potential assumption and assignment of Contracts and Leases and the related Proposed Cure Costs.

“Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order, or any other order of any Governmental Authority.

“Defective Merchandise” means any item of Merchandise that (i) is damaged, torn, defective, shop worn and/or not salable in the ordinary course of business, (ii) was first offered for sale in any Store more than 12 months prior to the date hereof and is not considered basic or continuing merchandise, (iii) is Allegedly Infringing Merchandise, or (iv) is Violative Merchandise.

“Disclosure Schedule” has the meaning set forth in Article III.

“Domain Name Assignment Agreement” has the meaning set forth in Section 2.5(b).

“E-Commerce Platform” means the series of software and hardware applications (and related services) integrated into and used in the operation of, and through which Sellers sell inventory to consumers who place orders for such inventory through and any websites used by Sellers and related internet or “app” based sales, marketing, advertising, and social media channels, including the Contracts pursuant to which such software and hardware applications (and related services) are owned or licensed by Sellers.

“Encumbrances” means any claim, community or other marital property interest, condition, equitable interest, right of way, encroachment, servitude, right of first refusal or similar restriction, including any restriction on use, voting right (in the case of any security or equity interest), transfer right, right to receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means all applicable Laws including any common law cause of action concerning (i) pollution or protection of the environment, or worker health and safety (relating to exposure to Hazardous Substances), or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, Release or threatened Release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means all assets of Sellers other than the Acquired Assets, including, without limitation, the following assets:

(i)             (i) organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other documents relating to any Seller’s organization, maintenance, existence, and operation; and (ii) books and records related to (A) Taxes paid or payable by the Sellers or (B) any claims, obligations or liabilities not included in Assumed Liabilities;

(j)             capital stock or other equity interests of any of the Company’s direct or indirect Subsidiaries;

(k)            the Closing Cash Payment;

(l)             all of Sellers’ rights under this Agreement or any Related Agreement;

(m)           all of Sellers’ rights under any Excluded Asset;

(n)            all Contracts other than the Transferred Contracts;

(o)            all Leases other than the Assumed Leases;

(p)            all “employee benefit plans,” as defined in section 3(3) of ERISA, including any multiemployer plans as defined in section 3(37) of ERISA, and all other material employee benefit plans or arrangements;

(q)            any Customer Information or any Personal Information, the transfer of which hereunder would result in the violation of Law; and

(r)             any credit card numbers or related customer payment source, or social security numbers.

“Excluded Liabilities” means any and all Liabilities of Sellers, whether existing at the Closing or arising thereafter, other than the Assumed Liabilities. Without limiting the foregoing, the Buyer shall not be obligated to assume, and does not assume, and hereby disclaims all the Excluded Liabilities, including the following Liabilities of any of the Sellers or of any predecessor of any of the Sellers, whether incurred or accrued before or after the Closing:

(s)            any Liability of Sellers or of any of their predecessors associated with any and all indebtedness, including any guarantees of third-party obligations and reimbursement obligations to guarantors of Sellers’ or any of their respective Subsidiaries’ obligations, and including any guarantee obligations or imputed Liability through veil piercing incurred in connection with Sellers’ Subsidiaries;

(t)             all Taxes, including Retained Taxes, other than Assumed Taxes and Transfer Taxes (which shall, for the avoidance of doubt, be allocated consistently with Section 6.5(a));

(u)            all Liabilities of Sellers or of any of their predecessors under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby;

(v)            all Liabilities of any Subsidiaries of a Seller or of any of their predecessors;

(w)           any Liabilities in respect of any Contracts or Leases that are not Transferred Contracts or Assumed Leases, including any Liabilities arising out of the rejection of any such Contracts or Leases pursuant to section 365 of the Bankruptcy Code;

(x)            all Liabilities for fees, costs and expenses that have been incurred or that are incurred or owed by Sellers or of any of their predecessors in connection with this Agreement or the administration of the Bankruptcy Case (including all fees and expenses of professionals engaged by Sellers) and administrative expenses and priority claims accrued through the Closing Date and specified post-closing administrative Wind-Down Expenses of the bankruptcy estates pursuant to the Bankruptcy Code (which such amounts shall be paid by Sellers from the proceeds collected in connection with the Excluded Assets) and all costs and expenses incurred in connection with (i) the negotiation, execution and consummation of the transactions contemplated under this Agreement and each of the other documents delivered in connection herewith, (ii) the negotiation, execution and consummation of any cash collateral or debtor in possession financing arrangement, and (iii) the consummation of the transactions contemplated by this Agreement, including any retention bonuses, “success” fees, change of control payments and any other payment obligations of Sellers or of any of their predecessors payable as a result of the consummation of the transactions contemplated by this Agreement and the documents delivered in connection herewith;

(y)           subject to Section 6.3 hereof, all employment-related Liabilities of Sellers or of any of their predecessors, including, without limitation, all accrued and unpaid payroll (including service credit and accrued paid time off, whether earned pre- or post- Closing Date), payroll Taxes, severance, accrued vacation, workers’ compensation and other employee-related claims, and any claim under the WARN Act, with respect to COBRA Liabilities, or with respect to any applicable state or local corollary thereto, and any other Liabilities for any action resulting from Sellers’ employees’ separation of employment;

(z)            all Liabilities of Sellers with respect to any terminated employees (or other individual who is a COBRA qualified beneficiary on account of the individual’s relation to an employee) with respect to COBRA, including any individual who becomes an “M&A qualified beneficiary’ (within the meaning of Sections 601, et. seq., of ERISA and Section 4980B of the IRC) (“COBRA Liabilities”);

(aa)          all Liabilities of Sellers or of any of their predecessors with respect to the termination of employment of the Sellers’ “insiders” (as such term is defined under the Bankruptcy Code);

(bb)         all Liabilities arising under or relating to “employee benefit plans,” as defined in section 3(3) of ERISA, including any multiemployer plans as defined in section 3(37) of ERISA, and all other material employee benefit plans or arrangements (including all assets, trusts, insurance policies and administration service contracts related thereto);

(cc)          all Liabilities of Sellers or of any of their predecessors to their respective equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments or otherwise, and any Liability of Sellers or of any of their predecessors pursuant to any Affiliate Agreement that is not a Transferred Contract;

(dd)         all Liabilities arising out of or relating to any business or property formerly owned or operated by any of the Sellers, any Affiliate or predecessor thereof, but not presently owned and operated by any of the Sellers;

(ee)          all Liabilities relating to claims, actions, suits, arbitrations, litigation matters, proceedings or investigations (in each case whether involving private parties, Governmental Authorities, or otherwise) involving, against, or affecting any Acquired Asset, the Business, Sellers, any of their Affiliates or predecessors, or any assets or properties of Sellers or of any of their predecessors, in each case arising out of the ownership or operation of the Stores, Corporate/Distribution Center, E-Commerce Platform or any Acquired Asset prior to the Closing;

(ff)           all Liabilities arising under Environmental Laws, other than to the extent arising out of the ownership or operation of the E-Commerce Platform or any Acquired Asset from and after the Closing;

(gg)         all accounts payable of the Sellers or of any of their predecessors; all Liabilities of Sellers or of any of their predecessors in respect of their employees;

(hh)         all Liabilities of Sellers or of any of their predecessors arising out of any Contract, Permit, or claim that is not transferred to Buyer hereunder;

(ii)            all Liabilities for all Professional Fees Amounts;

(jj)            Sellers’ payroll Liabilities for the payroll period that includes the Closing Date; and

(kk)          all claims and Liabilities arising under any Agreement for benefits payable pursuant to any healthcare plans of the Sellers.

“Expense Reimbursement” means a reimbursement to Buyer of Buyer’s actual reasonable documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including Buyer’s reasonable and documented professional and advisor fees; provided, that the aggregate amount of such reimbursement shall not exceed $350,000.

“Express Representations” has the meaning set forth in Section 4.7(b).

“Final Order” means an order, judgment or other decree of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect and is no longer subject to appeal.

“Final Purchase Price Allocation” has the meaning set forth in Section 2.7.

“Furnishings and Equipment” means all tangible assets (other than Merchandise) owned by Sellers or leased or licensed by Sellers pursuant to any Transferred Contract and in each case located at any Store, the Corporate/Distribution Center, and the E-Commerce Platform, including fixtures, trade fixtures, store models, shelving, machinery, equipment, computers, telephones, vehicles, appliances, tools, supplies, furniture, furnishings, janitorial and cleaning equipment, partitions, desks, chairs, tables, telephone lines, cubicles, point-of-sale systems, graphics, branding, signs and signage (including any signs and signage on any buildings, pylons or monuments and any directional or other ground or off-premises signs and signage).

“GAAP” means United States generally accepted accounting principles consistently applied.

“GOB Sales” has the meaning set forth in Section 5.2(c).

“Governmental Authority” means any federal, state, local, or foreign government or governmental, taxing or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity.

“Hazardous Substances” means any toxic or hazardous material, substance or waste as to which liability or standards or conduct may be imposed, or that is the subject of regulatory action or could otherwise give rise to liabilities or obligations under, any Environmental Laws, including petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive material, toxic molds, and radon.

“Intellectual Property” means any and all worldwide rights in and to all intellectual property rights or assets (whether arising under statutory or common law, contract or otherwise), which include all of the following items: (i) inventions, discoveries, processes, designs, techniques, developments and related improvements whether or not patentable; (ii) patents, patent applications, industrial design registrations and applications therefor, divisions, divisionals, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, re-examinations, extensions and any provisional applications, or any such patents or patent applications, and any foreign or international equivalent of any of the foregoing (collectively, “Patents”); (iii) trademarks (whether registered, unregistered or pending), trade dress, service marks, service names, trade names, brand names, product names, logos, domain names, internet rights (including IP addresses and AS numbers), corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by law) any applications or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing (collectively, “Trademarks”); (iv) work specifications, databases, drawings, sketches, and artwork; (v) technical, scientific and other know-how and information (including promotional material and tech packs and blocks), trade secrets, confidential information, methods, processes, practices, formulas, designs, patterns, assembly procedures, specifications; (vi) rights associated with works of authorship including copyrights, moral rights, design rights, rights in databases, copyright applications, copyright registrations, rights existing under any copyright laws and rights to prepare derivative works (collectively, “Copyrights”); (vii) work for hire; (viii) customer lists and databases, websites, social media sites and accounts (including the content contained therein, user names and passwords), diagrams, drawings, domain names, and all advertising and marketing materials and collateral (including all physical, digital, or electronic imagery and design files), samples, product catalogs, product designs and specifications (including tech specifications) vendor and merchandise supplier data and information, (ix) computer software and firmware, including data files, source code, object code and software-related specifications and documentation, (x) all books and records, files, data, reports, computer codes and sourcing data, advertiser and supplier lists, cost and pricing information, business plans, and manuals, blueprints, research and development files, and other records; (xi) financial, marketing and business data, pricing and cost information, business and marketing plans and other information, files, correspondence, records, data, plans, reports and recorded knowledge, historical trademark files, prosecution files in whatever media retained or stored, including computer programs and disks, (xii) the right to sue for infringement and other remedies against infringement of any of the foregoing, and (xiii) rights to protection of interests in the foregoing under the laws of all jurisdictions.

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any Intellectual Property owned by or licensed to the Sellers, other than Contracts (e.g., information technology, e-commerce, marketing) entered into in the Ordinary Course of Business pursuant to which Transferred Intellectual Property is licensed to any counterparty to such Contracts in the performance of such counterparty’s services to Sellers and/or their Subsidiaries thereunder, and (ii) any grant to the Sellers of a right to use a third Person’s Intellectual Property rights, and in each case, including any amendments thereto.

“Interest” means any interest within the meaning of section 363(f) of the Bankruptcy Code, including any interest of a Governmental Authority, and all other interests, pledges, security interests, rights of setoff, restrictions or limitations on use, successor liabilities, conditions, rights of first refusal, options to purchase, obligations to allow participation, agreements or rights, rights asserted in litigation matters, competing rights of possession, obligations to lend, matters filed of record that relate to, evidence or secure an obligation of the Sellers (and all created expenses and charges) of any type under, among other things, any document, instrument, agreement, affidavit, matter filed of record, cause, or state or federal Law, whether known or unknown, legal or equitable, and all liens, rights of offset, replacement liens, adequate protection liens, charges, obligations, or claims granted, allowed or directed in any Decree.

“Interim Cash Collateral Order” means, that certain “Interim Order Pursuant TO 11 U.S.C. §§ 105, 361, 362, 363,364, 507 and 552 (1) Authorizing Use of Cash Collateral, (2) Granting Adequate Protection; (3) Modifying Automatic Stay, and (4) Scheduling a Final Hearing,” entered January 15, 2021 (D.I. 56.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” of Sellers or the Company (and other words of similar import) means the actual knowledge of Keri Jones and Richard Bundy.

“Law” means any applicable federal, state, municipal or local or foreign law, Decree (judicial or administrative), statute, code, constitutions, regulation, ordinance, decree, common law principle, rule, treaty, collective agreements, judgment or other requirement issued, enacted, adopted, promulgated, implemented or otherwise with similar effect of any Governmental Authority.

“Leases” means all leases, subleases, licenses, concessions, options, contracts, extension letters, easements, reciprocal easements, assignments, termination agreements, subordination agreements, nondisturbance agreements, estoppel certificates and other agreements (written or oral), and any amendments or supplements to the foregoing, and recorded memoranda of any of the foregoing, pursuant to which any Seller holds any leasehold or subleasehold estates and other rights in respect of any Store, Corporate/Distribution Center or Radial DC.

“Letter of Intent” means, that certain Letter of Intent and related term sheet, dated January 22, 2021, by and among Sellers and Buyer.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) regardless of when arising.

“Lien” means any lien (statutory or otherwise), Claim, Encumbrance, Interest, Liability, deed of trust, right of first offer, easement, servitude, transfer restriction under any shareholder or similar agreement, mortgage, pledge, lien, charge, security interest, option, right of first refusal, easement, security agreement or other encumbrance or restriction on the use or transfer of any property, hypothecation, license, preference, priority, covenant, right of recovery, order of any Governmental Authority, of any kind or nature (including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (ii) any assignment or deposit arrangement in the nature of a security device, and (iii) any leasehold interest, license, or other right, in favor of a third party or Sellers, to use any portion of the Acquired Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.

“Litigation” means any action, cause of action, suit, claim, investigation, audit, demand, hearing or proceeding, whether civil, criminal, administrative, or arbitral, whether at law or in equity, before any Governmental Authority.

“Licensed Intellectual Property” means any Intellectual Property that is licensed to any Seller pursuant to an Intellectual Property License.

“Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the scope or condition (financial or otherwise) of the Acquired Assets, Assumed Liabilities or the Business, taken as a whole, or (ii) prevents, materially impedes or materially delays or would reasonably be expected to prevent, materially impede or materially delay, the consummation by the Sellers or the Buyer of the transactions contemplated by this Agreement; provided, however, that with respect to clause (i); no effect, change, event or occurrence arising out of or resulting from the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether there has been or will be a Material Adverse Effect: (a) general business or economic conditions in any of the geographical areas in which the any Stores operate or affecting retail apparel and accessories stores generally; (b) national or international political or social conditions, including the engagement by any country in hostilities, or the occurrence of any military or terrorist attack; (c) any event, change, occurrence or effect affecting United States financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (d) the occurrence of any act of God or other calamity or force majeure events; (e) changes in Law or GAAP; (f) the taking of any action expressly required by this Agreement or at the prior written request of Buyer or its Affiliates; (g) the negotiation, announcement or pendency of this Agreement or the consummation of the sale and assumption contemplated hereby or the identity, nature or ownership of Buyer; (h) any seasonal fluctuations in the Business; (i) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates or Representatives) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); (j) [reserved], (k) any breach by Buyer of this Agreement; (l) any filing or motion made under sections 1113 or 1114 of the Bankruptcy

Code; (m) SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”) or any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, or (n) any effect resulting from the filing or pendency of the Bankruptcy Case, any order of the Bankruptcy Court or any actions or omissions of Sellers taken or not taken in order avoid a violation of such order; except, in the case of each of clauses (a), (b), (c), (d), or (e), to the extent that the Acquired Assets, the Assumed Liabilities or the Business, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Sellers operate.

“Merchandise” shall mean all finished goods inventory owned by any Seller, wherever located. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, “Merchandise” shall not include: (i) goods which belong to sublessees, licensees, department lessees, or concessionaires of any Seller; (ii) goods held by any Seller on memo, on consignment, or as bailee; (iii) Furnishings and Equipment or improvements to real property, and (iv) Additional Agent Goods.

“Merchandise List” means, to the Knowledge of Sellers, a true and correct list of all Allegedly Infringing Merchandise and Violative Merchandise (including whether any such Merchandise is physically located at any Store, the Corporate/Distribution Center, or the Radial DC) as of the Closing sufficient to reasonably identify and locate such Merchandise.

“Non-Party Affiliates” has the meaning set forth in Section 9.14.

“OFAC” has the meaning set forth in Section 3.14(c).

“Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business as conducted by the Sellers through the date hereof consistent with past practice and taking into account the commencement and pendency of the Bankruptcy Case.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Owned Intellectual Property” means all Intellectual Property owned by the Sellers.

“Parties” has the meaning set forth in the preamble.

“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance or similar right obtained from any Governmental Authority.

“Permitted Lien” means (a) Liens for Taxes (i) not yet delinquent, or (ii) which are being contested in good faith by appropriate proceedings and for which proper reserves have been established on the Financial Statements in accordance with GAAP applied on a consistent basis; (b) mechanic’s, workmen’s, repairmen’s, warehousemen’s, carrier’s or other similar Liens, including all statutory liens, arising or incurred in the Ordinary Course of Business; (c) with respect to leased or licensed real or personal property, the terms and conditions of the lease, license, sublease or other occupancy agreement applicable thereto which are customary; (d) with respect to real property, zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property; (e) Liens to be released pursuant to the Sale Order; (f) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business that are listed in the Disclosure Schedules; (g) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects; (h) liens arising under the Term Loan Agreement or the ABL Loan Agreement; and (i) liens arising under the Vendor Program Agreement.

“Permitted Post-Closing Lien” shall mean (i) with respect to real property leased or owned by Sellers, zoning restrictions, building codes and other land use Laws regulating the use or occupancy of real property, (ii) non-monetary encumbrances to the extent that the Sale Order does not in fact release any such Lien upon Closing, and (iii) any encumbrances on the interest of any landlord or sublandlord or underlying fee interest of any Assumed Lease.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Personal Information” has the meaning set forth in Section 3.10.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date.

“Professional Fees Amount” means an amount equal to all fees and expenses incurred and estimated to be incurred on or prior to the Closing Date (regardless of whether such fees and expenses have been approved by the Bankruptcy Court as of the Closing Date) by any professional retained pursuant to sections 327 and 1103 of the Bankruptcy Code in the Bankruptcy Case.

“Proposed Cure Costs” has the meaning set forth in Section 2.6(a).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.7.

“Radial DC” means that certain warehouse facility located in Louisville, KY utilized be Sellers under contract with Radial, Inc.

“Related Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Trademark Assignment Agreement, the Domain Name Assignment Agreement, the Transition Services Agreement, and any certificates delivered pursuant to this Agreement.

“Remaining Cash” means all Cash Equivalents of Sellers after payment in full of all Wind Down Expenses;

“Representative” means, when used with respect to a Person, the Person’s controlled and controlling Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, shareholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel, and accountants), and financing sources.

“Requesting Party” has the meaning set forth in Section 6.2.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposal, dumping, dispersing, leaching or migrating in, into, onto or through the indoor or outdoor environment.

“Responsible Person Taxes” means all Retained Taxes with respect to which “responsible person” claims are brought by an applicable Governmental Authority against any employee, manager, officer, or director of Sellers.

“Retained Taxes” means any Liability for Taxes (i) arising from or related to the Sellers’ ownership or operation of the Business or the Acquired Assets prior to the Closing, except to the extent of any Assumed Taxes, (ii) of any and all Sellers (or for which any Seller or any of their Affiliates are otherwise liable, including as a transferee, successor, by contract or otherwise, or arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having included or required to be included in any Tax Return related thereto), except to the extent of any Assumed Taxes, or (iii) in respect of any Excluded Assets. For the avoidance of doubt, Transfer Taxes shall be governed by Section 6.5(a).

“Sale Hearing” means the hearing for (i) approval of, among other things, this Agreement and the transactions contemplated herein and (ii) entry of the Sale Order.

“Sale Order” means the sale order or orders, in form and substance reasonably satisfactory to Buyer, inter alia, (i) approving this Agreement and the terms and conditions hereof, (ii) containing the findings and provisions set forth in Section 5.3(b), and (iii) approving and authorizing Sellers to consummate the transactions contemplated hereby.

“Seller Fundamental Representations” has the meaning set forth in Section 7.1(a).

“Seller Related Parties” has the meaning set forth in Section 5.8(b).

“Sellers” has the meaning set forth in the preamble.

“Standby Letters of Credit” means the letters of credit set forth on Schedule 5.9.

“Store Closings” has the meaning set forth in Section 5.2(c).

“Store Closing Order” means, that certain Interim Order (A) Confirming, on an Interim Basis, that the Store Closing Agreement is Operative and Effective; (B) Authorizing and Approving Store Closing Sales Free and Clear of All Liens, Claims, and Encumbrances, (C) Approving Dispute Resolution Procedures, and (D) Authorizing Customary Bonuses to Employees of Stores in the Bankruptcy Case (D.I. 62).

“Stores” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, means, on any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat or unclaimed property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever (including withholding on amounts paid to or by any Person), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Loan Agreement” means, that certain Credit Agreement, dated as of February 27, 2020, by and among Buyer, as lender, and Sellers, as borrowers.

“Trade Controls” has the meaning set forth in Section 3.14(c).

“Trademark Assignment Agreement” has the meaning set forth in Section 2.5(b).

“Transfer Tax” has the meaning set forth in Section 6.5(a).

“Transferred Contracts” has the meaning set forth in Section 2.6(b).

“Transferred Intellectual Property” means all Intellectual Property transferred to Buyer or a Buyer Designee on the Closing (or such other later date as may be provided in this Agreement).

“Transition Services Agreement” has the meaning set forth in Section 6.9.

“Utilities Order” means, that certain “Interim Order Pursuant to 11 U.S.C. Sections 105(a) and 366 for Interim and Final Orders (I) Approving Debtors' Proposed Form of Adequate Assurance of Payment to Utility Providers, (II) Establishing Procedures for Determining Adequate Assurance of Payment for Future Utility Services, and (III) Prohibiting

Utility Providers from Altering, Refusing, or Discontinuing Utility Service,” entered January 15, 2021 (D.I. 51).

“Vendor Program Agreement” means, that certain Secured Vendor Program Agreement, dated as of August 5, 2020, by and between Christopher & Banks Company and Buyer.

“Violative Merchandise” means any item of Merchandise the sale of which by Sellers would be in violation of an applicable Law.

“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1989 and any similar state or local Law.

Section 1.2              Interpretations. Unless otherwise indicated herein to the contrary:

When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Exhibit, Schedule, clause or subclause of this Agreement. The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.” The use of “or” herein is not intended to be exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. References herein to a Person are also to its successors and permitted assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. Any reference herein to “Dollars” or “$” shall mean United States dollars. Except where the context caps the amount or includes a “not to exceed” amount (or similar such limitation), Buyer acknowledges and agrees that the specification of any dollar amount in the representations, warranties, or covenants contained in this Agreement is not intended to imply that such amounts or higher or lower amounts are or are not material, and Buyer shall not use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item, or matter is or is not material. References in this Agreement to materials or information “furnished to Buyer” and other phrases of similar import include all materials or information made available to Buyer or its Representatives in the data room prepared by Sellers or provided to Buyer or its Representatives in response to requests for materials or information. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. The words “to the extent” shall mean “the degree by which” and not “if.”

Article II
PURCHASE AND SALE

Section 2.1              Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Buyer will purchase from Sellers on an “as is, where is” basis, and Sellers will sell, transfer, assign and convey to Buyer, at the Closing all of Sellers’ right, title and interest in, to and under the Acquired Assets.

Section 2.2              Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Buyer will assume and become responsible for the Assumed Liabilities. Buyer agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof.

Section 2.3              Consideration.

(a)            The consideration for the Acquired Assets (the “Purchase Price”) shall be (i) Buyer’s assumption of the Assumed Liabilities, (ii) payment of the Cure Costs as set forth herein, and (iii) the Closing Cash Payment.

(b)            Sellers shall pay to Buyer the balance of such Remaining Cash on the earlier of (i) ninety (90) days after the Closing Date and (ii) the Business day immediately prior to any hearing to consider conversion of any Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code.

Section 2.4              Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Cole Schotz P.C., located at 1325 Avenue of the Americas, New York, New York or such other location as shall be mutually agreed upon by Sellers and Buyer) commencing at 8:00 AM local time on a date (the “Closing Date”) that is the first (1st) Business Day following the date upon which all of the conditions to the obligations of Sellers and Buyer to consummate the transactions contemplated hereby set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by Sellers and Buyer prior thereto. The Closing shall be effective as of 12:01 a.m. New York Time on the Closing Date for all purposes of this Agreement (including for Tax and accounting purposes).

Section 2.5              Closing Payments and Deliveries.

(a)            Prior to or at Closing, Buyer may designate one or more Buyer Designees to purchase or take transfer, assignment or conveyance of one or more Acquired Assets and/or assume one or more Assumed Liabilities, and Seller hereby agrees to sell, transfer, assign, or convey all such Acquired Assets and Assumed Liabilities to all such Buyer Designees as Buyer may designate.

(b)            At the Closing, Sellers will deliver to Buyer or each Buyer Designee: (i) one or more duly executed Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit B (ii) a duly executed Trademark Assignment Agreement, substantially in the form of Exhibit C (the “Trademark Assignment Agreement”); (iii) a duly executed Domain Name Assignment Agreement, substantially in the form of Exhibit D (the “Domain Name Assignment Agreement”); (iv) the Transition Services Agreement duly executed by Sellers; (v) the Merchandise List; and (vi) such other agreements, certificates, instruments and documents as Buyer or any Buyer Designee may reasonably request.

(c)            At the Closing, Buyer or each Buyer Designee will deliver to Sellers: (i) the Bill of Sale and Assignment and Assumption Agreement duly executed by Buyer or Buyer Designee, as applicable; (ii) the Trademark Assignment Agreement duly executed by Buyer or Buyer Designee, as applicable; (iii) the Domain Name Assignment Agreement duly executed by Buyer or Buyer Designee, as applicable; (iv) the Transition Services Agreement duly executed by Buyer or Buyer Designee, as applicable; and (v) such other agreements, certificates, instruments and documents as Sellers shall reasonably request.

Section 2.6              Assumption/Rejection of Certain Contracts and Leases; Non-Assignment.

(a)            Schedule 2.6(a)(1) sets forth, to the Knowledge of Sellers, a true and complete list, as of the date hereof, of all executory Contracts and unexpired Leases to which any Seller is a party, including the Sellers’ proposed Cure Costs associated with each such Contract and unexpired Lease set forth therein (the “Proposed Cure Costs”). Schedule 2.6(a)(2) sets forth, to the Knowledge of Sellers, a true and complete list, as of the date hereof, of all open purchase orders for goods to be sold through the E-Commerce Platform subsequent to the Closing Date (“Open Purchase Orders”).

(b)           From and after the date hereof until two (2) days prior to the Closing, Buyer may, in its sole discretion, (i) designate a Contract listed on Schedule 2.6(a)(1) for assumption and assignment to Buyer or its Buyer Designee, effective on and as of the Closing (such Contracts, together with any other Contracts assumed by Seller and assigned to Buyer or its Buyer Designee pursuant to this Agreement, the “Transferred Contracts”), (ii) designate a Lease listed on Schedule 2.6(a)(1) for assumption and assignment to Buyer or its Buyer Designee, effective on and as of the Closing (such Leases, together with any other Leases assumed by Seller and assigned to Buyer or its designee pursuant to this Agreement, the “Assumed Leases”), (iii) designate any Contract or Lease listed on Schedule 2.6(a)(1) for rejection effective on and as of the Closing, or (iv) defer designation any Contract or Lease listed on Schedule 2.6(a)(1) for assumption and assignment or rejection effective subsequent to the Closing as set forth in this Section 2.6(b). In the event following the execution and delivery of this Agreement but prior to the Closing Sellers identify one or more Contracts and/or Leases that should have been included in Schedule 2.6(a)(1) but were not included therein, Sellers may supplement Schedule 2.6(a)(1) by adding any such previously omitted Contract(s) or Leases(s) to Schedule 2.6(a)(1); provided, that Buyer shall have not fewer than thirty (30) days from the date that Sellers deliver an amended Schedule 2.6(a)(1) to decide whether any such added Contract or

Lease shall be an Assumed Lease, Transferred Contract or Rejected. The Transferred Contracts and Assumed Leases as of the date hereof that are to be assumed and assigned effective on and as of the Closing are set forth on Schedule 2.6(b) hereto, which Schedule shall be (and shall be deemed) modified or supplemented to reflect additions or removals, as applicable, of Leases and Contracts that are (i) designated for assumption and assignment as set forth in this Section 2.6(b) and (ii) designated for rejection. Any Contract or Lease so designated pursuant to subclause (iv) of the first sentence of this Section 2.6(b) shall be maintained by the Sellers for the later of (x) thirty (30) days after the Closing Date and (y) thirty (30) days after the date of delivery of an amended Schedule 2.6(a)(1) (which designation period may be extended with the consent of the Sellers, such consent not to be withheld or conditioned by the Sellers if such extension is for a period not to extend beyond sixty (60) days after the Closing Date, does not increase administrative expenses for the Bankruptcy Case, and does not extend the designation rights period after the date the Bankruptcy Court enters an order confirming a chapter 11 plan or conversion of the cases to Chapter 7 of the Bankruptcy Code), with the Buyer to receive the benefits of such designated Contracts and/or Leases and to be responsible for the obligations under such Contracts and/or Leases from the Closing Date until the Buyer designates such Contracts and/or Leases as Transferred Contracts or Assumed Leases or “Rejected,” at which time the Sellers shall use best efforts to effectuate such determination. Buyer shall directly pay, prior to the dates when due, all fees, costs and expenses associated with any Contract or Lease so designated pursuant to subclause (iv) of the first sentence of this Section 2.6(b). In furtherance of the foregoing, the Sellers agree not to file a motion seeking to covert the Bankruptcy Case to chapter 7, if at all, until a date that is at least thirty (30) days after the Closing Date. From and after the date hereof until two (2) days prior to the Closing, Buyer may, in its sole discretion, designate a one or more Open Purchase Orders listed on Schedule 2.6(a)(2) to be assumed and included as an Assumed Liability hereunder.

(c)            Sellers shall take all actions reasonably required to assume and assign the Transferred Contracts and Assumed Leases to Buyer or its Buyer Designee, including taking all actions reasonably necessary to facilitate any negotiations with the counterparties to such Contracts or Leases and, if necessary, to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts or Leases to Buyer or its designee satisfies all applicable requirements of section 365 of the Bankruptcy Code.

(d)            Buyer shall take all actions reasonably required for Sellers to assume and assign the Transferred Contracts and Assumed Leases to Buyer, including taking all actions reasonably necessary to facilitate any negotiations with the counterparties to such Contracts or Leases and, if necessary, to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts or Leases to Buyer satisfies all applicable requirements of section 365 of the Bankruptcy Code. Buyer acknowledges and agrees that it shall be solely responsible for ensuring that all of the credit support provisions of the applicable Transferred Contract or Assumed Lease to which they relate are solely satisfied by Buyer.

(e)            Buyer shall as promptly as reasonably practicable, but in any event upon assumption of any Transferred Contract or Assumed Lease hereunder, pay all Cure Costs (if any) in connection with any such assumption.

(f)             Notwithstanding the foregoing and anything herein to the contrary, and subject to Section 5.4, a Contract or Lease shall not be assigned to, or assumed by, Buyer or its designee hereunder to the extent that such Contract or Lease (i) is terminated by a Seller (subject to Section 5.2(b)(vi)) or the counterparty thereto, or terminates or expires by and in accordance with its terms, on or prior to the Closing and is not continued or otherwise extended upon assumption, or (ii) requires a consent or authorization from a Governmental Authority (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Buyer or its designee of the applicable Seller’s rights under such Contract or Lease, and such consent or authorization has not been obtained prior to the Closing. In the event that any Transferred Contract or Assumed Lease is deemed not to be assigned pursuant to clause (ii) of this Section 2.6(f), the Closing shall nonetheless occur subject to the terms and conditions set forth herein and, thereafter, through the earlier of such time as such consent or authorization is obtained and six (6) months following the Closing (or the remaining term of such Contract or Lease or the closing of the Bankruptcy Case, if shorter), Sellers and Buyer shall (A) use reasonable best efforts to secure such consent or authorization as promptly as practicable after the Closing, and (B) cooperate in good faith to allow Buyer or its Buyer Designee to perform the obligations thereunder on Sellers’ behalf, in all cases, without infringing upon the legal rights of any third party, including by good faith cooperation with any lawful and commercially reasonable arrangement reasonably proposed by Buyer, including subcontracting, licensing or sublicensing to Buyer any or all of any Sellers’ rights and obligations with respect to any such Contract or Lease, under which (1) Buyer shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic rights and benefits (net of the amount of any related Tax costs imposed on Sellers or their respective Affiliates) under such Contract or Lease with respect to which the consent and/or authorization has not been obtained, and (2) Buyer shall assume any related burden (net of the amount of any related Tax benefit obtained by Sellers or their respective Affiliates) and obligation (including performance) with respect to such Contract or Lease. Upon satisfying all such requisite consent or authorization requirements applicable to such Contract or Lease after the Closing, such Contract or Lease shall promptly be transferred and assigned to Buyer in accordance with the terms of this Agreement.

Section 2.7            Allocation. Buyer and Sellers agree to allocate the Purchase Price and all other relevant items among the Acquired Assets in accordance with section 1060 of the IRC and the Treasury Regulations (the “Allocation Principles”). No later than forty-five (45) days after the Closing Date, Buyer shall in good faith prepare and deliver to Sellers an allocation of the Purchase Price (and all other relevant items) as of the Closing Date among the Acquired Assets determined in a manner consistent with the Allocation Principles (the “Purchase Price Allocation”) for Sellers’ review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Any reasonable comments provided by Sellers to the Buyer under this Section 2.7 shall be considered by the Buyer in good faith. The Purchase Price Allocation shall be conclusive and binding on the parties unless Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Purchase Price Allocation, and specify the reasonable basis for such objection, within thirty (30) days after delivery to Sellers of the Purchase Price Allocation. In the case of such an objection, Sellers and Buyer shall negotiate in good faith to resolve any disputed items. Any resolution by Sellers and Buyer shall be conclusive and binding on the parties once set forth in writing (any such conclusive and binding Purchase Price Allocation, the “Final Purchase Price Allocation”). If Sellers and Buyer are unable to resolve all disputed items within twenty (20) days after the delivery of Sellers’ written objection to Buyer, each of Buyer and Sellers may separately determine the allocation of the Purchase Price, and there shall be no Final Purchase Price Allocation. Buyer and Sellers agree (and agree to cause their respective Subsidiaries and Affiliate) to prepare, execute, and file IRS Form 8594 and all Tax Returns on a basis consistent with the Allocation Principles, and if any, the Final Purchase Price Allocation. None of the Parties will take any position inconsistent with the Final Purchase Price Allocation, if any, on any Tax Return or in any audit or Tax proceeding, unless otherwise required by a final “determination” within the meaning of section 1313 of the IRC (or comparable provision of state, local or foreign Tax Law). Notwithstanding the foregoing, the Parties recognize that certain allocations may be necessary prior to the above time schedule, such as in the case of any Transfer Tax filings, and agree to reasonably cooperate in determining the appropriate allocation in a timely manner. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 2.7 shall survive the Closing without limitation.

Section 2.8              Removal of Excluded Assets. As promptly as practicable following the Closing Date (and in any event within thirty (30) Business Days), Sellers shall remove at their expense all of the tangible Excluded Assets that are located at any location that is subject to a Transferred Contract of Assumed Lease and, if requested by Sellers, Buyer shall reasonably cooperate with Sellers so that Sellers can arrange transportation of such Excluded Assets to a location designated by Sellers at Sellers’ expense.

Section 2.9              Withholding. Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount that Buyer or such other withholding applicable agent, as the case may be, is required to deduct and withhold under any provision of Law; provided, however, that the Buyer shall use reasonable efforts to provide the applicable payee with (a) written notice upon the Buyer becoming aware that any deduction or withholding is required and (b) the opportunity to reduce or eliminate any such withholding obligation. All such withheld amounts shall be treated as delivered to the Sellers hereunder.

Article III
SELLERS’ REPRESENTATIONS AND WARRANTIES

Except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), Sellers represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.1              Organization of Sellers; Good Standing. Each Seller is duly organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as currently and historically conducted, except where the failure to be so qualified would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2              Authorization of Transaction. Subject to the Bankruptcy Court’s entry of the Sale Order, each Seller has full power and authority (including full corporate power and authority) to execute, deliver and perform this Agreement, the Related Agreements, and all other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement, the Related Agreements, and all other agreements contemplated hereby to which each Seller is or will be a party have been duly authorized by such Sellers. Upon due execution hereof by each Seller, this Agreement, the Related Agreements, and all other agreements contemplated hereby (assuming due authorization and delivery by Buyer) shall constitute, subject to the Bankruptcy Court’s entry of the Sale Order, the valid and legally binding obligation of such Sellers, enforceable against such Sellers in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.3              Noncontravention; Government Filings. Neither the execution, delivery, or performance of this Agreement, the Related Agreements, and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article II), will (a) conflict with or result in a breach of the organizational documents of any Seller, (b) subject to the entry of the Sale Order, violate any Law or Decree to which any Seller is subject, or (c) subject to the entry of the Sale Order, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract or Lease to which any Seller is a party or to which any of the Acquired Assets is subject, except, in the case of clause (c), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (d) result in the creation of, or require the creation of, any Lien (other than Permitted Liens and Permitted Post-Closing Liens) upon any Acquired Assets. Other than as required by the Bankruptcy Code, the Bidding Procedures Order, or the Sale Order, no Sellers is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, or any other agreements contemplated hereby, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to result in a material Liability to such Seller or prevent or materially impair or delay the Sellers’ ability to consummate the transactions contemplated hereby or perform their respective obligations hereunder on a timely basis.

Section 3.4              Title to Assets. The Sellers have good and valid title to, or, in the case of leased or subleased Acquired Assets, valid and subsisting leasehold interests in, all Acquired Assets, free and clear of all Liens (other than Permitted Liens). Pursuant to the Sale Order, Sellers will convey such title to or rights to use, all of the tangible Acquired Assets, free and clear of all Liens (other than Permitted Liens and Permitted Post-Closing Liens).

Section 3.5              Transferred Contracts and Assumed Leases.

(a)            Schedule 2.6(a) sets forth, to the Knowledge of Seller, a complete list, as of the date hereof, of (i) all executory Contracts, and (ii) unexpired Leases to which any Seller is a party.

(b)            Other than as a result of (i) rejection by the Sellers in the Bankruptcy Case (but subject to Section 5.2(b) hereof), (ii) the automatic stay under the Bankruptcy Code or (iii) any consequence of any of the foregoing, and except as set forth in Section 3.5 of the Disclosure Schedule, (A) there does not exist under any Contract or Lease required to be set forth on Schedule 2.6(a) any material breach, material violation or material default on the part of a Seller or, to the Knowledge of Sellers, any other party to such Contract or Lease, (B) there does not exist any event, including the consummation of the transactions contemplated in this Agreement or any Related Agreement, that would (with or without notice, passage of time, or both) constitute a breach, violation or default thereunder on the part of a Seller, which breach, violation or default has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (C) the Sellers have not received any notice of any default, notice of termination or intent to terminate, or notice regarding payment delinquency, which remains uncured as of the date hereof, and (D) to the Knowledge of Sellers, there has not been an event that with notice or lapse of time or both would constitute a default by Sellers under any Contract or Lease required to be set forth on Schedule 2.6(a), except for defaults that would not be reasonably likely to be material to the Business.

Section 3.6              Real Property. Section 3.6 of the Disclosure Schedule sets forth the location of each Store, and Corporate/Distribution Center, each of which is leased to Sellers by a third party. With respect to each Lease, (a) assuming due authorization and delivery by the other party thereto, such Lease constitutes the valid and legally binding obligation of the Sellers party thereto and, to Sellers’ Knowledge, the counterparty thereto, enforceable against such Sellers and, to Sellers’ Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, and (b) neither such Sellers nor, to Sellers’ Knowledge, the counterparty thereto is in breach or default under such Lease, except (i) for those defaults that will be cured in accordance with the Sale Order or waived in accordance with section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Leases) or (ii) to the extent such breach or default would not reasonably be expected to have a Material Adverse Effect. To Sellers’ Knowledge, no Person that is not a Seller has any right to possess, use or occupy the Lease premises. The leasehold interests of Sellers in the Assumed Leases is subject to no Liens other than Permitted Liens. To Sellers’ Knowledge, no Person that is not a Seller has any right to possess, use or occupy the Lease premises.

Section 3.7              Litigation; Decrees. Except as set forth in Section 3.7 of the Disclosure Schedule, and other than the Bankruptcy Case, as of the date hereof there is no Litigation pending that (a) would reasonably be expected to be material to the Acquired Assets taken as a whole or (b) challenges the validity or enforceability of this Agreement or the Related Agreements or that seeks to enjoin or prohibit consummation of the transactions contemplated hereby and thereby. Other than the Bankruptcy Case, no Seller is subject to any outstanding Decree that would (i) reasonably be expected to be material to the Business or the Acquired Assets or (ii) prevent or materially delay such Seller’s ability to consummate the transactions contemplated hereby or by the Related Agreements or perform in any material respect its obligations hereunder.

Section 3.8              Labor Relations.

(a)            Except as set forth in Section 3.8 of the Disclosure Schedule, no Seller is a party to or bound by any collective bargaining agreement.

(b)           Each Seller (x) is in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws relating to terms and conditions of employment, wages and hours, discrimination, immigration, workplace safety and health, “mass layoffs” and “plant closings” (as those terms are defined in the WARN Act and similar state and local Laws), classification of independent contractors, and workers’ compensation; (y) has no material grievance, arbitration proceeding, unfair labor practice charge or complaint, pending or, to the Knowledge of the Sellers, threatened against it that arises out of or under any Seller’s collective bargaining agreements or relates to any employee of the Sellers; and (z) is not currently experiencing, and has received no current threat of, any strike, slowdown, work stoppage, picketing or lockout related to any employee of Sellers, and no such event has occurring within the past two (2) years, which, with respect to each of the foregoing, would reasonably be expected to have a Material Adverse Effect on the Acquired Assets.

(c)            Section 3.8(d) of the Disclosure Schedule sets forth a true, correct and complete list, as of three (3) Business Days prior to the date of this Agreement, of all employees of the Sellers employed in the operation of the E-Commerce Platform and identifies the job title, work location, date of hire, exempt or non-exempt status, employment status (whether active or on leave of absence), part-time or full-time, annual base salary or regular hourly wage rate, and bonus or commission entitlement for each such employee, as well as whether such employee is on leave and the date of such leave.

Section 3.9              Brokers’ Fees. Other than the fees and expenses payable to Sellers’ advisors in connection with the transactions contemplated hereby, which shall be borne by Sellers, no Seller has entered into any Contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer could become liable or be obligated to pay.

Section 3.10          Data Privacy. In connection with its collection, storage, transfer (including transfer across national borders) and/or use of any personally identifiable information from any individuals, including any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), to the Knowledge of Sellers, each Seller is and, during the last year, has been in compliance in all material respects with applicable Laws in relevant jurisdictions. Each Seller has commercially reasonable physical, technical, organizational and administrative security measures in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure in accordance with applicable Law. To the Knowledge of Sellers, each Seller is and, during the last year, has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. To the Knowledge of Sellers, all Personal Information included in the Acquired Assets is freely transferrable in accordance with Sellers’ existing privacy policies and applicable Law, and no impediments to the sale, transfer, conveyance and assignment to Buyer (or a Buyer Designee) at Closing exist.

Section 3.11          Taxes.

(a)            Sellers have timely filed all material Tax Returns required to be filed by Sellers with respect to the Acquired Assets or the Business with the appropriate Governmental Authorities (taking into account any extension of time to file granted or to be obtained on behalf of Sellers);

(b)            All Taxes imposed on the Sellers or with respect to the Acquired Assets or the Business that are due and owing have been paid (other than any Taxes not due as of the date of the filing of the Bankruptcy Case as to which subsequent payment was not required by reason of the Bankruptcy Case or any such Taxes that are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP);

(c)            There are no material pending (or threatened in writing) audits, examinations, investigations or other proceedings relating to a material amount of Taxes imposed on the Sellers or with respect to the Acquired Assets or the Business;

(d)            There are no Liens relating to Taxes (other than Permitted Liens) on any Acquired Assets;

(e)            Sellers have withheld all material Taxes with respect to the Acquired Assets or the Business required to be withheld and timely paid or remitted such Taxes to the appropriate Governmental Authority;

(f)             In the last three (3) years, no claim has been made in writing by an authority in a jurisdiction where a Seller does not currently file Tax Returns that such Seller may be subject to Tax by that jurisdiction with respect to the Acquired Assets or the Business; and

(g)            Sellers are not “foreign persons” within the meaning of section 1445(f)(3) of the IRC.

Section 3.12          Employee Benefits. Section 3.12 of the Disclosure Schedule lists all material “employee benefit plans,” as defined in section 3(3) of ERISA, including any multiemployer plans as defined in section 3(37) of ERISA, and all other material employee benefit plans or arrangements (other than governmental plans and statutorily required benefit arrangements) covering employees utilized in connection with the operation of the E-Commerce Platform.

Section 3.13           Intellectual Property.

(a)            Except as set forth on Section 3.13(a)(i) of the Disclosure Schedule and except with respect to the Licensed Intellectual Property, Sellers own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 3.13(a)(ii) of the Disclosure Schedules or as otherwise contemplated by this Agreement, the Transferred Intellectual Property (and the other Acquired Assets) constitutes all product-related Intellectual Property (i.e., that is used for the branding of articles of clothing or accessories products or with respect to the design, features, functionality or material of such products).

(b)            Trademarks:

(i)            Section 3.13(b)(i) of the Disclosure Schedule contains a complete and accurate list of all registered and applied for Trademarks included in the Owned Intellectual Property, including for each the applicable trademark or service mark, trademark registration numbers and registration dates, as applicable.

(ii)           Except as set forth on Section 3.13(b)(ii) of the Disclosure Schedule and except with respect to any Trademark that is Licensed Intellectual Property, all of the registered Trademarks included in the Transferred Intellectual Property are subsisting and in full force and effect. Each of the United States registered Trademarks owned by any Seller included in the Transferred Intellectual Property for which filings based on continuous use have been made by Sellers have been in continuous use in the United States or had been in continuous use in the United States at the time such filings were made. None of the material trademark registrations owned by any Seller included in the Transferred Intellectual Property is subject to any outstanding maintenance fees or renewal actions.

(iii)          Except as set forth on Section 3.13(b)(iii) of the Disclosure Schedule, to the Knowledge of Sellers, no registered Trademark owned by any Seller included in the Transferred Intellectual Property is the subject of any opposition, invalidation or cancellation proceeding, in each case which is pending and unresolved, and, to the Knowledge of Sellers, no such action is threatened in writing.

(c)            Copyrights:

(i)            Section 3.13(c)(i) of the Disclosure Schedule contains a complete and accurate list of all registered and applied for Copyrights included in the Owned Intellectual Property, including for each the applicable copyright, copyright registration numbers and registration dates, as applicable.

(ii)          Except as set forth on Section 3.13(c)(ii) of the Disclosure Schedule and except with respect to any Copyright that is Licensed Intellectual Property, all of the registered Copyrights included in the Transferred Intellectual Property are subsisting and in full force and effect. Each of the United States registered Copyrights owned by any Seller included in the Transferred Intellectual Property for which filings based on continuous use have been made by Sellers have been in continuous use in the United States or had been in continuous use in the United States at the time such filings were made. None of the material copyright registrations owned by any Seller included in the Transferred Intellectual Property is subject to any outstanding maintenance fees or renewal actions.

(iii)          Except as set forth on Section 3.13(c)(iii) of the Disclosure Schedule, to the Knowledge of Sellers, no registered Copyright owned by any Seller included in the Transferred Intellectual Property is the subject of any opposition, invalidation or cancellation proceeding, in each case which is pending and unresolved, and, to the Knowledge of Sellers, no such action is threatened in writing.

(d)            Patents. The Sellers do not own or license any Patents.

(e)            Except as set forth on Section 3.13(e) of the Disclosure Schedule and except with respect to any Licensed Intellectual Property, to the Knowledge of Sellers, during the past twelve (12) months, there has not been and there is not now any unauthorized use, infringement or misappropriation by any third party of any of the Owned Intellectual Property.

(f)             During the past twelve (12) months, no Seller has brought any actions or lawsuits alleging: (i) infringement, misappropriation or other violation of any of the Transferred Intellectual Property; or (ii) breach of any agreement authorizing a Seller to use the Transferred Intellectual Property. Sellers have not entered into any Contract granting any third party the right to bring infringement actions with respect to any of the Transferred Intellectual Property that will survive the Closing.

(g)            To the Knowledge of Sellers, there is no pending claim or claim threatened in writing with respect to the Owned Intellectual Property: (i) contesting the right of any Seller to use, exercise, sell, license, transfer or dispose of any of the Transferred Intellectual Property or any Business products; or (ii) challenging the ownership, validity or enforceability of any of the Owned Intellectual Property. To the Knowledge of the Sellers, no Transferred Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer or conveyance thereof by Sellers.

(h)            Section 3.13(h)(i) of the Disclosure Schedule contains a listing of all Intellectual Property Licenses. Schedule 3.13(h)(i) also contains a listing of all Contracts to which Sellers are a party that relates to the settlement of any claims related to the Transferred Intellectual Property (including co-existence agreements). To the Knowledge of Sellers, except in connection with the Bankruptcy Case, there is no pending dispute, including any claim or threatened claim or the existence of any facts, indicating that Sellers or any other party thereto is in breach of any terms or conditions of such Contracts. The Sellers have not received any written notices within the last twelve (12) months claiming that the use by the Sellers of any Licensed Intellectual Property infringes, misappropriates or otherwise violates any Intellectual Property of any third party

(i)             All material software owned, licensed, used, or otherwise held for use in the Business is in good working order and condition and is sufficient in all material respects for the purposes for which it is currently used in the Business, except in each case as would not reasonably be expected to be material to Sellers and their respective Subsidiaries taken as a whole. To the Knowledge of Sellers, Sellers have not experienced any material defects in design, workmanship or material in connection with the use of such software that have not been corrected. The computer software, computer hardware, firmware, networks, interfaces and related systems (collectively, “Computer Systems”) used in the Business are sufficient in all material respects for Sellers’ current needs in the operation of the Business as presently conducted, and, to the Knowledge of Sellers, in the past twelve (12) months, there have been no material failures, crashes, security breaches or other adverse events affecting the Computer Systems which have caused material disruption to the Business.

(j)             Schedule 3.13(j) includes a listing of all Transferred Domain Names, including the dates on which each such registration is scheduled to expire. No Transferred Domain Names have been, during the past twelve (12) months, or are now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Knowledge of Sellers, no such action is threatened with respect to any Transferred Domain Names.

Section 3.14           Compliance with Laws; Permits.

(a)            Sellers are in compliance, in all material respects, with all Laws applicable to the Business. Except as related to or as a result of the filing or pendency of the Bankruptcy Case, to the Knowledge of Sellers, since January 1, 2020, (i) none of the Sellers has received any written notice of, or been charged with, the material violation of any Laws, and (ii) no event has occurred or circumstance exists that (with or without notice, passage of time, or both) would constitute or result in a failure by any Seller or its Subsidiaries to comply, in any material respect, with any applicable Law that would have a Material Adverse Effect. Except as related to or as a result of the filing or pendency of the Bankruptcy Case, no investigation, review or Litigation by any Governmental Authority in relation to any actual or alleged material violation of Law by any Seller or its Subsidiaries is pending or, to the Knowledge of the Sellers, threatened, nor has any Seller or any of its Subsidiaries received any written notice from any Governmental Authority indicating an intention to conduct the same.

(b)            To the Knowledge of Sellers, all Permits required for any Seller and its Subsidiaries to conduct the Business as currently conducted by Sellers have been obtained by any Seller and its Subsidiaries and are valid and in full force and effect. No event has occurred that, with or without notice, passage of time, or both, would reasonably be expected to result in the revocation, cancellation, modification, suspension, lapse, limitation, or non-renewal of any Permit that would have a Material Adverse Effect.

(c)            Each Seller, its Subsidiaries, their respective directors, officers, and employees, and to the Knowledge of Sellers, each Seller’s and its Subsidiaries’ agents and representatives are and have, since January 1, 2017 been in compliance with (i) U.S. and any applicable foreign economic sanctions Laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), and (ii) all U.S. and applicable foreign Laws and regulations relating to import and export controls (collectively, “Trade Controls”). None of the Sellers, their Subsidiaries, their respective officers, directors, agents, employees, or any third party acting on their behalf (A) is or has been designated on any sanctions-related list of restricted or blocked persons, including OFAC’s list of “Specially Designated Nationals and Blocked Persons”, (B) is located in, organized under the Laws of, or resident in any country or territory that is itself the subject of any economic or financial sanctions by any Governmental Authority, or (C) owned or controlled by any Person or Persons described in clause (A) or (B). There have been no claims, complaints, charges, investigations, voluntary disclosures, or Litigations under Trade Controls involving any Seller or its Subsidiaries, and to the Knowledge of the Sellers, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof.

(d)            No Seller nor any of their respective Subsidiaries, nor any of their respective directors, officers, employees, or agents, nor any third parties acting on their behalf, is and since January 1, 2017 has been engaged, directly or indirectly, in any activity in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended, (ii) any other applicable Law of a Governmental Authority of similar effect or that relates to bribery or corruption (collectively

“Anti-Bribery Laws”), or (iii) any applicable money laundering Laws. Since January 1, 2017, each Seller and its Subsidiaries have conducted the Business in compliance with all applicable Anti-Bribery Laws and money laundering Laws and has instituted and maintains policies, controls and procedures and an internal accounting system reasonably designed to ensure, and which are reasonably expected by each Seller and its Subsidiaries to continue to ensure continued compliance therewith and that violations of applicable Anti-Bribery Laws and money laundering Laws will be prevented, detected and deterred. Since January 1, 2017, each Seller and its Subsidiaries have not been the subject of or involved in any Litigations or, to the Knowledge of the Sellers, threatened Litigations, relating to compliance with Anti-Bribery Laws or money laundering Laws, and there have been no allegations (internal or external) against any Seller or its Subsidiaries, including its directors, officers, employees, agents or third parties acting on any Seller’s or its Subsidiaries’ behalf regarding non-compliance with the foregoing.

Section 3.15          Related Party Transactions. Except as set forth on Section 3.15 of the Disclosure Schedule and other than the Company Benefit Plans, no officer, director or executive committee member of any Seller or any member of their immediate family or any Affiliate of the Sellers (a) is a party to any Contract or Lease required to be set forth on Schedule 2.6(a), or has any material business arrangement with, or has any material financial obligations to or is owed any financial obligations from, any Seller or, to the Knowledge of the Sellers, any actual competitor, vendor or licensor of any Seller (each such Contract, Lease or business arrangement, an “Affiliate Agreement”), (b) to the Knowledge of the Sellers, none of the foregoing Persons have any cause of action or other claim whatsoever against or related to the Business or the Acquired Assets, and (c) to the Knowledge of Sellers, no Seller has any direct or indirect business arrangement with or financial obligation to the foregoing Persons.

Article IV
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

Section 4.1              Organization of Buyer; Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of its formation or incorporation.

Section 4.2            Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement, the Related Agreements, and all other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement, the Related Agreements, and all other agreements contemplated hereby to which Buyer is or will be a party have been duly authorized by Buyer. Upon due execution hereof by Buyer, this Agreement, the Related Agreements, and all other agreements contemplated hereby (assuming due authorization and delivery by Sellers) shall constitute, subject to the Bankruptcy Court’s entry of the Sale Order, the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.3            Noncontravention. Neither the execution, delivery, or performance of this Agreement, the Related Agreements, and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Article II), will (a) conflict with or result in a breach of the organizational documents of Buyer, (b) violate any Law or Decree to which Buyer is subject, or (c) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract to which Buyer is a party, except, in the case of clauses (b) and (c), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.4             Litigation; Decrees. There is no Litigation pending or, to the Buyer’s knowledge, threatened in writing that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby. Neither Buyer nor any of its Subsidiaries is subject to any outstanding Decree that would prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 4.5             Brokers’ Fees. Buyer has not entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of their Affiliates could become liable or obligated to pay.

Section 4.6            Sufficient Funds; Adequate Assurances. Upon the Closing, Buyer will have, immediately available funds sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of the Purchase Price and all fees, expenses of, and other amounts required to be paid by, Buyer in connection with the transactions contemplated hereby. As of the Closing, Buyer shall be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Transferred Contracts and Assumed Leases and the related Assumed Liabilities.

Section 4.7              Acknowledgements; “As Is’ “Where Is” Transaction.

(a)            BUYER ACKNOWLEDGES THAT IT HAS RECEIVED FROM SELLERS CERTAIN PROJECTIONS, FORECASTS, AND PROSPECTIVE OR THIRD-PARTY INFORMATION RELATING TO SELLERS, THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES, AND OTHER RELATED TOPICS. BUYER ACKNOWLEDGES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS AND IN SUCH INFORMATION; (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND IS TAKING RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, FORECASTS, AND INFORMATION SO FURNISHED; (III) NONE OF THE SELLERS NOR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO SUCH PROJECTIONS AND FORECASTS, AND (IV) NEITHER BUYER NOR ANY OTHER PERSON SHALL HAVE ANY CLAIM AGAINST ANY SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, MEMBERS,

MANAGERS, PARTNERS, AFFILIATES, AGENTS, OR OTHER REPRESENTATIVES WITH RESPECT THERETO.

(b)           BUYER FURTHER ACKNOWLEDGES AND AGREES ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE REPRESENTATIVES, EQUITY HOLDERS, EMPLOYEES, PERMITTED SUCCESSORS AND ASSIGNS (COLLECTIVELY, “BUYER PARTY MEMBERS”), THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLERS TO BUYER IN ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULE (THE “EXPRESS REPRESENTATIONS”) ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS, WARRANTIES AND STATEMENTS OF ANY KIND MADE TO BUYER OR ANY BUYER PARTY MEMBER ON WHICH BUYER OR ANY BUYER PARTY MAY RELY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT ALL OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED, WHETHER IN WRITTEN, ELECTRONIC OR ORAL FORM, ARE EXPRESSLY DISCLAIMED, INCLUDING WITH RESPECT TO (I) THE COMPLETENESS OR ACCURACY OF, OR ANY OMISSION TO STATE OR TO DISCLOSE, ANY INFORMATION, INCLUDING IN ANY MEETINGS, CALLS OR CORRESPONDENCE WITH MANAGEMENT OF THE SELLERS OR ANY OTHER PERSON ON BEHALF OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (II), ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE ACQUIRED ASSETS, AND (III) WITH RESPECT TO THE HISTORICAL, CURRENT OR FUTURE BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES, CONTRACTS, AND PROSPECTS OF THE SELLERS, THEIR SUBSIDIARIES, OR THE BUSINESS, OR THE QUALITY, QUANTITY OR CONDITION OF THE ACQUIRED ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL OR REAL PROPERTY COMPRISING A PART OF THE ACQUIRED ASSETS OR WHICH IS THE SUBJECT OF ANY LEASE OR CONTRACT TO BE ASSIGNED TO BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR ANY OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE ACQUIRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE ACQUIRED ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE ACQUIRED ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE ACQUIRED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ACQUIRED ASSETS OR ANY PORTION THEREOF.

(c)           BUYER FURTHER ACKNOWLEDGES ON BEHALF OF THE BUYER PARTY MEMBERS AND NOTWITHSTANDING THE EXPRESS REPRESENTATIONS, THE BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ACQUIRED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ACQUIRED ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN

PROCEEDING WITH ITS ACQUISITION, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, UPON THE CLOSING DATE, BUYER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

Article V
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1             Efforts; Cooperation. From and after the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, except as otherwise specifically provided in Section 5.5. Without limiting the generality of the foregoing, (a) each Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.1 that are within its control or influence to be satisfied or fulfilled, and (b) Buyer shall use its commercially reasonable efforts to cause the conditions set forth in Section 7.2 that are within its control or influence to be satisfied or fulfilled.

Section 5.2              Conduct of the Business Pending the Closing.

(a)            From and after the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, but subject to Section 5.2(c), Sellers shall, except with the consent of Buyer or as otherwise required or restricted by Law, pursuant to the Bankruptcy Code or an order of the Bankruptcy Court, (x) operate the Business in the Ordinary Course of Business and (y) without limiting the generality of the foregoing:

(i)            use commercially reasonable efforts to keep available the services of its employees utilized in connection with the operation of the E-Commerce Platform;

(ii)           except as related to or the result of the filing or pendency of the Bankruptcy Case, use commercially reasonable efforts to maintain reasonably satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, vendors and other Persons having business relationships with the Business (other than payment of pre-petition claims);

(iii)          operate the Business and Acquired Assets, in all material respects, in compliance with all Laws applicable to the Business and Sellers;

(iv)          without any obligation to purchase in any quantity of Merchandise for sale in any Store, use commercially reasonable efforts to receive Merchandise ordered in accordance with purchase orders for Merchandise intended to be sold through the E-Commerce Platform channel; and

(v)            use commercially reasonable efforts to identify and remove all Allegedly Infringing Merchandise and Violative Merchandise from any Store, the Corporate/Distribution Center, or the Radial DC.

(b)           Except (i) in the Ordinary Course of Business, (ii) as required by applicable Law or by order of the Bankruptcy Court, (iii) as otherwise expressly required by this Agreement or (iv) with the prior written consent of Buyer, Sellers shall not:

(i)             subject any of the Acquired Assets to any Lien, except for permitted post-petition liens and any Lien secured and granted pursuant to any debtor in possession financing order;

(ii)            terminate, permit to expire, amend or fail to renew, obtain or preserve any Permit material to the operation of the Business as a whole;

(iii)           make any loans or advances outside of the Ordinary Course of Business;

(iv)           enter into any Contract or Lease, excluding purchase orders and insurance renewals, other than Contracts (but not Leases) with a value that do not exceed $100,000 individually or $350,000 in the aggregate;

(v)            incur, create, assume, guarantee or become liable for any indebtedness for borrowed money;

(vi)           modify, amend, supplement, transfer, or terminate any Contract or Lease, other than Contracts (but not Leases) which are not material to the Business;

(vii)          fail to maintain in full force and effect any filings necessary to maintain the material Owned Intellectual Property;

(viii)         write up, write down or write off the book value of any assets other than in the Ordinary Course of Business;

(ix)            reject any Contracts or Leases other than as set forth on Section 5.2(b)(ix) of the Disclosure Schedule;

(x)             make any new commitment with respect to material capital expenditures;

(xi)            (a) increase the rate or terms of compensation payable or to become payable to any of the officers or employees of the Sellers utilized in connection with the operation of the E-Commerce Platform, except as required by applicable Law or (b) increase the rate or terms of any (including entering or adopting any new) bonus, pension or other employee benefit plan covering any of the officers or employees of Sellers utilized in connection with the operation of the E-Commerce Platform;

(xii)          waive any of the rights of the Sellers under any confidentiality or non-compete provisions of any Contract;

(xiii)         seek to accelerate the receipt of any royalty payments or licensing or other receivables generated by the Sellers, by way of discount or otherwise;

(xiv)         other than acquisitions and dispositions of Merchandise in the Ordinary Course of Business, acquire, dispose of or transfer any material asset, property or intellectual property right;

(xv)          pay, settle or compromise any material Litigation or threatened Litigation involving the Sellers, or commence any Litigation;

(xvi)         change accounting policies or procedures, except as required by a change in GAAP;

(xvii)        invalidate or cause the cancellation of any current insurance coverage (without replacement thereof) or fail to maintain current insurance coverage or suitable renewals thereof providing coverage substantially the same as any expiring policy;

(xviii)       fail to file any Tax Return when due with respect to the Acquired Assets or the Business;

(xix)         agree, whether in writing or otherwise, to do anything prohibited by this Section 5.2; or

(xx)          fail to comply with the terms of the Interim Cash Collateral Order (or any subsequent interim and/or final order authorizing the Sellers’ use of cash collateral).

(c)            Store Closings. (i) Notwithstanding anything contained herein, the Company shall continue to close and wind down operations at all of its Stores (collectively, the “Closed Stores”), and conduct “store closing sales” or other similarly themed sales (the “GOB Sales”) for the Closed Stores in accordance with the Store Closing Order and agreements and procedures approved thereunder. In addition, Sellers shall be entitled to reject any Leases for Closed Stores.

(ii) From and after the Closing Date, Buyer hereby grants to each Seller (collectively “GOB Licensees”) a limited, non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable right and license to use (and to permit the Agent or Sellers to use) the Transferred Trademarks (the “GOB Trademarks”) solely (i) as such GOB Trademarks have been used on or in connection with Closed Stores, products, promotions and advertisements (including promotional materials) and the business of the GOB Licensees, in each case solely (a) in connection with the sale of existing Merchandise as part of the GOB Sales (and any other products permitted by the Bankruptcy Court to be sold by the GOB Licensees, Sellers or Agent (including, but not limited to, Additional Agent Goods)) at the Closed Stores, (b) as retailer trademarks have been customarily used in connection with going out of business or similar sales, or (ii) in connection with the (a) continued operation of the Sellers’ in furtherance of the GOB Sales and (b) the wind-down of the Sellers (provided that such wind-down shall, following the GOB conclusion of the GOB Sales, exclude any sale, promotion, or commercialization of product inventory and exclude the sale of other non-product assets (e.g., equipment, machinery, fixtures, etc.) (this clause (ii), the “Wind-Down”)). Such license (I) with respect to the GOB Sales, will terminate upon the date which is the earlier of the conclusion of the GOB Sales or February 28, 2021 (or such later date as agreed to by Buyer and Sellers) (the period of time from the Closing until such date, the “GOB Period”) and (II) with respect to the Wind-Down, will terminate May 31, 2021 (or such later date as agreed to by Buyer and Sellers) (the period of time from the Closing until such date, the “Wind-Down Period”); provided, however, no GOB Licensee, nor the Company or any of its Subsidiaries, shall (a) take any action that is intended to materially impair the value of or goodwill associated with the any of the Transferred Trademarks, or (b) apply the GOB Trademarks to any product or other materials (including promotional materials) unrelated to the GOB Sales or the Wind-Down (unless approved by Buyer, which approval shall not be unreasonably withheld or delayed; provided, that Buyer’s approval shall be deemed to have been granted unless Buyer delivers written objection (which may be by email) to such usage within two (2) business days after submission of such request) or use the GOB Trademarks in connection with any location that was not existing as of the Closing. Each of the GOB Licensees acknowledges and agrees that, as of the Closing, the GOB Trademarks shall be the exclusive property of the Buyer, and that any and all goodwill arising in connection with the use of the GOB Trademarks inures solely to Buyer. At the end of the GOB Period, the license to the GOB Trademarks with respect to the GOB Sales shall terminate, and each of the GOB Licensees shall cease, and each shall cause any other person or entity to whom it has granted any sub-license or authorization to use the GOB Trademarks in furtherance or facilitation of the GOB Sales or Wind-Down, to cease all usage of the GOB Trademarks with respect thereto. At the end of the Wind-Down Period, the license to the GOB Trademarks with respect to the Wind-Down shall terminate, and each of the GOB Licensees shall cease, and cause all others operating under or pursuant to any license of the GOB Trademarks granted in this Section 5.2 to cease, all usage of the GOB Trademarks with respect thereto.

Section 5.3              Bankruptcy Court Matters.

(a)            Sellers shall seek entry of the Sale Order, the Bidding Procedures Order, including approval of Sellers’ payment of the Expense Reimbursement as provide herein, and any other necessary orders by the Bankruptcy Court to consummate the Closing as soon as reasonably practicable following the execution of this Agreement, including cause the Expense Reimbursement to be treated as an allowed superpriority administrative expense claim against the Sellers in the Bankruptcy Case with priority over all administrative expense claims and unsecured claims against the Sellers, including any adequate protection-related claims and any administrative expenses of the kinds specified in or ordered pursuant to Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, and 1114 of the Bankruptcy Code, to the extent permitted by applicable law, but subject to the Carve Out (as defined in the Interim Cash Collateral Order). Buyer and Sellers understand and agree that the transaction is subject to approval by the Bankruptcy Court. Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and Bidding Procedures Order, including a finding of adequate assurance of future performance by Buyer, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order or the Bidding Procedures Order shall be appealed, Sellers shall use commercially reasonable efforts to defend such appeal.

(b)            Sellers shall file such motions or pleadings as may be appropriate or necessary to: (A) assume and assign the Transferred Contracts and Assumed Leases and (B) subject to the consent of the Buyer, determine the amount of the Cure Costs; provided that nothing herein shall preclude Sellers from filing such motions to reject any Contracts or Leases that are not listed on Schedule 2.6(b) or that have been designated for rejection by Buyer.

(c)            Sellers shall promptly serve true and correct copies of all applicable pleadings and notices in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Bankruptcy Rules and any other applicable order of the Bankruptcy Court.

Section 5.4              Notices and Consents.

(a)            Sellers will give, or will cause to be given, any notices to third parties, and each of the Parties will use its commercially reasonable efforts to obtain any third party consents or sublicenses, in connection with the matters referred to in Section 5.4(a) of the Disclosure Schedule or as are otherwise necessary and appropriate to consummate the transactions contemplated hereby, including the assignment to, and assumption by, Buyer or its designee of the Transferred Contracts and the Assumed Leases; provided, however, that (i) neither Sellers nor any Subsidiary of Sellers shall be required to pay any consideration therefor or incur any expenses in connection therewith, (ii) Sellers shall not be obligated to initiate any Litigation or legal proceedings to obtain such consent or approval, and (iii) Buyer shall pay any reasonable out-of-pocket costs as a result of amendments or modifications to any Transferred Contract or Assumed Lease, in either case as is necessary to obtain such consent or sublicense, and if Buyer refuses to pay such costs, such Contract or Lease shall be excluded from the transactions hereunder and there shall be no adjustment to the Purchase Price on account of such exclusion.

(b)           Without limiting the applicability of Section 5.4(a), each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities necessary and appropriate to consummate the transactions contemplated hereby.

Section 5.5             Notice of Developments. Sellers and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, of which it has knowledge that would reasonably be likely to cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of any date, or (b) the receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 5.5 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party.

Section 5.6             Access. Upon the reasonable written request of Buyer, Sellers shall permit Buyer and its Representatives to have reasonable access in a manner so as not to interfere unreasonably with the normal business operations of Sellers to all premises, properties, information, books and records, Contracts and Leases of the Sellers to the extent reasonably necessary in connection with the consummation of the transactions contemplated hereby; provided, however, that, for avoidance of doubt, the foregoing shall not require any Person to waive, or take any action with the effect of waiving, its attorney-client privilege with respect thereto or that could reasonably be expected to result in violation of applicable Law. Buyer shall upon reasonable notice to Sellers be permitted to contact employees, vendors, landlords, suppliers, licensors and licensees. Sellers shall be entitled to be present at any such meetings or during any such communications.

Section 5.7             Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer Laws or similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waives all claims related to the non-compliance therewith.

Section 5.8              Confidentiality.

(a)            The Confidentiality Agreement shall automatically terminate in connection with the Closing without further action by either Party thereto.

(b)            Following the Closing, each Seller shall, and shall cause his, her or its respective Representatives and Affiliates (each of the foregoing, collectively, “Seller Related Parties”) to, (i) maintain the confidentiality of, (ii) not use, and (iii) not divulge to any Person, any confidential, non-public or proprietary information included in the Acquired Assets (“Confidential Information”), except with the prior written consent of Buyer, or as may be required by applicable Law; provided that such Seller and its Seller Related Parties shall not be subject to such obligation of confidentiality for Confidential Information that is or becomes generally available to the public without breach of this Agreement by such Seller or its Seller Related Parties. If Seller or any Seller Related Party shall be required by applicable Law to divulge any Confidential Information, such Seller or its Seller Related Party shall provide Buyer with prompt written notice of each such request so that Buyer may, at Buyer’s sole expense, seek an appropriate protective order or other appropriate remedy, and such Seller or Seller Related Party shall reasonably cooperate with Buyer to obtain a protective order or other remedy; provided that, in the event that a protective order or other remedy is not obtained, such Seller or Seller Related Party shall furnish only that portion of such Confidential Information which, in the opinion of its counsel, such Seller or Seller Related Party is legally compelled to disclose and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such Confidential Information so disclosed.

Article VI
OTHER COVENANTS

The Parties agree as follows with respect to the period from and after the Closing:

Section 6.1              Further Assurances.

(a)            If, following the Closing, Buyer or any Seller becomes aware that Buyer or any of its Affiliates is in possession of any asset or right that is an Excluded Asset, such Party shall promptly inform the other Party of that fact. Thereafter, at the request of any Seller, Buyer shall execute, or cause the relevant Affiliate(s) of Buyer to execute, such documents as may be reasonably necessary to cause the transfer of, and Buyer shall thereafter transfer, any such asset or right to Sellers or such other entities nominated by such Sellers for no consideration and such Sellers shall do all such things as are reasonably necessary to facilitate such transfer. If, following the Closing, Buyer receives any payments in respect of an Excluded Asset, Buyer shall promptly remit such payments to the applicable Sellers or other entity nominated by such Sellers.

(b)           If, following Closing, Buyer or any Seller becomes aware that a Seller or any of its Affiliates is in possession of any asset or right that is an Acquired Asset, such Party shall promptly inform the other Party of that fact. Thereafter, at the request of Buyer, the applicable Sellers shall execute or cause the relevant Affiliate(s) of such Sellers to execute such documents as may be reasonably necessary to cause the transfer of and such Sellers shall thereafter transfer any such asset or right to Buyer or any other entities nominated by Buyer for no consideration and Buyer shall do all such things as are reasonably necessary to facilitate such transfer. If, following the Closing, a Sellers or its Affiliates receive any payments in respect of the Acquired Assets, such Sellers shall promptly remit such payments to Buyer or other entity nominated by Buyer.

(c)            From and after the Closing, Sellers hereby authorize and empower Buyer and its Affiliates to receive and open all mail and other communications (including electronic communications) received by Buyer or its Affiliates relating to the Business and to deal with the contents of such communications. From and after the Closing, Sellers shall promptly deliver or cause to be delivered to Buyer any mail or other communication (including electronic communications) received by Sellers or any of their respective Affiliates after the Closing Date pertaining to the Business, and if Sellers or any of their respective Affiliates receive from any Person after the Closing Date any telephone calls with respect to the Business at any telephone number not transferred to Buyer, Sellers shall inform such Person that the telephone number for the Business has changed and provide such Person with, and forward such call to, such telephone number for the Business as is supplied by Buyer.

Section 6.2            Access; Enforcement; Record Retention. From and after the Closing, upon request by any Party (the “Requesting Party”), the other Parties will, and will cause its employees to, permit such Requesting Party and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of such Party, to all premises, properties, personnel, books and records, and Contracts or Leases of such Party for the purposes of (a) monitoring or enforcing rights or obligations under this Agreement or any of the Related Agreements, (b) complying with the requirements of any Governmental Authority, and (c) otherwise providing such reasonable assistance and cooperation as may be requested by Buyer from time to time prior to the Closing Date to reasonably facilitate the transition of the Business; provided, however, that, for avoidance of doubt, the foregoing shall not require a Party to take any such action if (i) such action would reasonably be expected to result in a waiver or breach of any attorney/client privilege, (ii) such action would reasonably be expected to result in violation of applicable Law, or (iii) providing such access or information would be reasonably expected to be materially disruptive to its normal business operations. Without limiting the generality of the foregoing, from and after the Closing, Buyer will provide Sellers (at no added cost or expense to Buyer) with reasonable assistance, support and cooperation with Sellers’ wind-down and related activities (e.g., helping to locate documents or information related to prosecution or processing of insurance/benefit claims); provided that such assistance, support and cooperation does not interfere unreasonably with the normal business operations of Buyer. Buyer agrees to maintain the files or records which are contemplated by the first sentence of this Section 6.2 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for two (2) years following the Closing.

Section 6.3              Covered Employees.

(a)            Schedule 6.3(a) contains a listing of all current employees utilized by Sellers in the conduct of business under the E-Commerce Platform, including title and compensation. At least two (2) days prior to the Closing, Buyer shall make written offers of employment to those Covered Employees selected by Buyer and provide to Sellers copies of all such employment offers. On the Closing Date, the Sellers will terminate the Covered Employees. Buyer’s offers of employment (i) will be effective as of the Closing Date, and (ii) will be on the same terms and conditions, including position, compensation and employee benefits, as in effect with respect to each of the Covered Employees as in effect immediately prior to the Closing. Each Covered Employee who accepts such offer of employment shall be deemed a “Transferred Employee” from and after the date his or her offer becomes effective (i.e., on the Closing Date). Sellers will reasonably cooperate with any reasonable requests by Buyer in order to facilitate the offers of employment and the delivery of such offers, including maintaining such Covered Employees as employees of Sellers pending Buyer’s establishment of necessary and/or appropriate benefit plans therefor. In the event Buyer requests that Sellers maintain such Covered Employees as employees of Sellers in accordance with the immediately preceding sentence, Buyer shall reimburse Sellers for the incremental salary and related benefit costs directly attributable as a result thereof as part of the Transition Services Agreement.

(b)           Waiver of Pre-Existing Conditions; Crediting of Deductibles. Buyer shall cause or shall cause its applicable Affiliates to (i) use commercially reasonable efforts to waive any limitations as to preexisting conditions and exclusions under the welfare benefit plans maintained by the Buyer or its applicable Affiliates in which any of the Transferred Employees (and their eligible dependents) will be participate after Closing, (ii) recognize the seniority of the Transferred Employees and the crediting of service with Seller and its Affiliates for purposes of satisfying waiting periods with respect to participation and coverage requirements applicable to such Transferred Employees under such plans for purposes of determining eligibility, with no gaps in coverage, for medical, dental, vision, life insurance, paid time-off, and sick time and (iii) for the plan year in which the Closing Date occurs (or, if later, in the calendar year in which such

Transferred Employees and their dependents commence participation in the applicable welfare plans), use commercially reasonable efforts to allow for the crediting of each such Transferred Employee with any co-payments and deductibles paid prior to participation in such welfare plans in satisfying any applicable deductible or out-of-pocket requirements thereunder.

(c)            Service Credit. Buyer shall provide that each Transferred Employee is given credit for all service with Sellers and their Subsidiaries, and their respective predecessors under any employee benefit plans or arrangements of Buyer and its Affiliates maintained by Buyer or its Affiliates in which such Transferred Employees participate following the Closing Date, for purposes of eligibility, vesting, and entitlement to benefits, excluding for severance benefits and vacation entitlement and for accrual of pension benefits. Notwithstanding the foregoing, nothing in this Section 6.3(c) shall be construed to require crediting of service that would result in a duplication of benefits.

(d)           [Reserved].

(e)            No Third-Party Beneficiary Rights. Without limiting the generality of this 6.3 or Section 6.4 below, no provision of this Agreement shall create any third party beneficiary rights in any current or former employee or service provider of any Sellers, any Covered Employee or Transferred Employee (including any beneficiary or dependent thereof) in respect of continued employment by the Sellers or its Affiliates or Buyer or its Affiliates or otherwise. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Buyer or any of its Affiliates to terminate any Transferred Employee for any reason, (ii) require Buyer or any of its Affiliates to continue any Company Benefit Plans, employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing, or (iii) constitute an amendment to any Company Benefit Plan, employee benefit plans or arrangements.

Section 6.4              Cooperation; Pre-Closing Obligations.

(a)            After the Closing Date, Buyer shall, and shall cause its Affiliates to, cooperate with Sellers to provide such current information regarding the Transferred Employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Transferred Employees under any applicable employee benefit that continues to be maintained by Sellers or its Affiliates. Without limiting the terms of Section 6.2, Buyer shall, and shall cause its Affiliates to, permit Transferred Employees to provide such assistance to Sellers as may be required in respect of claims against Sellers or its Affiliates, whether asserted or threatened, to the extent that, in Sellers’ opinion, (i) a Transferred Employee has knowledge of relevant facts or issues or (ii) a Transferred Employee’s assistance is reasonably necessary in respect of any such claim.

(b)            Except for any Assumed Liabilities, Sellers will have the sole and absolute responsibility for any financial or other commitments to their employees for the period prior to Closing, including any and all claims or obligations for severance pay and any and all claims and obligations arising under any collective bargaining agreement, employee benefit plan (including, any withdrawal Liability) or any local, state or federal law, rule or regulation (including, the WARN Act). Nothing contained herein shall be deemed an admission that Sellers have any financial obligation to employees or that obligations, if any, are entitled to a particular treatment or priority under the Bankruptcy Code. Sellers’ failure to pay an obligation, if any, under this Section 6.4 shall not be a default or breach under this Agreement.

Section 6.5              Certain Tax Matters.

(a)            Transfer Taxes. Buyer shall be responsible for and shall pay all stamp, documentary, filing, recording, registration, sales, use, transfer, added-value or other non-income Tax, fee or governmental charge (a “Transfer Tax”) imposed under applicable Law in connection with the transactions contemplated hereby. The Party that is required by applicable Law to file any Tax Returns in connection with Transfer Taxes described in the immediately preceding sentence shall prepare and timely file such Tax Returns. Accordingly, if Seller is required by Law to pay any such Transfer Taxes, Buyer shall promptly reimburse Seller for the amount of such Transfer Taxes required to be borne by Sellers (including the cost associated with preparing and filing any such Tax Returns). The Parties hereto shall cooperate to permit the filing Party to prepare and timely file any such Tax Returns.

(b)            Tax Returns. Except as provided with respect to Transfer Taxes in Section 6.5(a), and as provided with respect to Tax refunds in Section 6.5(c), from and after the Closing, the applicable Seller, at Sellers’ sole cost and expense, shall file (or cause to be filed) all Tax Returns with respect to any Retained Tax, and Buyer, at its sole cost and expense, shall file (or caused to be filed) all Tax Returns with respect to any Assumed Tax. Notwithstanding the foregoing, in the event Seller receives a refund of any Tax associated with a Tax Return with respect to any Retained Tax, Buyer shall reimburse Seller for all costs and expenses actually incurred by Seller in connection with preparing, filing, and if necessary, litigating, such Tax Return.

(c)            Tax Refunds. All refunds for Taxes shall be for the sole benefit of Buyer (or any Affiliate thereof). To the extent any Seller receives a refund of any Tax, such Seller shall promptly pay such refund (without interest, other than interest received from the applicable Governmental Authority, and net of any Taxes or other reasonable third-party out-of-pocket expenses incurred by Buyer in connection with the receipt of such refund) to Buyer. All refunds for Taxes relating to the Assumed Taxes shall be for the sole benefit of Buyer and to the extent that any Seller or any of their Affiliates receives a refund for a Tax that is for the benefit of Buyer, Sellers shall promptly pay such refund (without interest, other than interest received from the applicable Governmental Authority, and net of any Taxes or other reasonable third party out-of-pocket expenses incurred by Seller in connection with the receipt of such refund) to Buyer.

(d)           Cooperation. Buyer and Sellers shall reasonably cooperate (i) in the preparation and timely filing of any Tax Return relating to the Business, the Acquired Assets, or the Assumed Liabilities; (ii) in any audit or other proceeding with respect to Taxes or Tax Returns relating to the Business, the Acquired Assets, or the Assumed Liabilities; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns relating to the Business, the Acquired Assets, or the Assumed Liabilities; and (iv) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(e)            Tax Proceedings. Sellers, at their sole cost and expense, shall control any audits or other proceedings relating to Retained Taxes. Buyer, at its sole cost and expense, shall control any audits or other proceedings relating to Assumed Taxes.

Section 6.6              Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Parties, unless a press release or public announcement is required by applicable Law or a Decree of the Bankruptcy Court. If any such announcement or other disclosure is required by applicable Law or a Decree of the Bankruptcy Court, the disclosing Party shall give the nondisclosing Parties prior notice of, and an opportunity to comment on, the proposed disclosure. The Parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order.

Section 6.7              Personally Identifiable Information.

(a)             Buyer acknowledges that the Acquired Assets include “personally identifiable information” within the meaning of section 363(b) of the Bankruptcy Code, along with associated information about Sellers’ customers.

(b)            Buyer shall: (i) employ appropriate security controls and procedures (technical, operational, and managerial) to protect the Customer Information; (ii) abide by all applicable laws and regulations with respect to the Customer Information; and (iii) take any such actions as may be agreed between Sellers and Buyer.

(c)             Buyer shall honor all prior requests by any individual who has opted out of receiving marketing messages from Sellers.

(d)            Buyer may use the Customer Information solely for the purpose of continuing Sellers’ Business operations and continuing to provide similar goods and services to individuals, and otherwise in accordance with Sellers’ then applicable privacy policy.

Section 6.8              No Successor Liability. The Parties intend that upon the Closing the Buyer and their respective Affiliates shall not and shall not be deemed to: (a) be a successor (or other such similarly situated party), or otherwise be deemed a successor, to Sellers, including, a “successor employer” for the purposes of the IRC, the Employee Retirement Income Security Act of 1974, or other applicable Laws; (b) have any responsibility or Liability for any obligations of Sellers, or any affiliate of Sellers based on any theory of successor or similar theories of Liability; (c) have, de facto or otherwise, merged with or into any of Sellers; (d) be an alter ego or a mere continuation or substantial continuation of any of Sellers (and there is no continuity of enterprise between the Buyer and any Sellers), including, within the meaning of any foreign, federal, state or local revenue, pension, ERISA, tax, labor, employment, environmental, or other Law, rule or regulation (including filing requirements under any such Laws, rules or regulations), or under any products liability Law or doctrine with respect to Sellers’ Liability under such Law, rule or regulation or doctrine; or (e) be holding itself out to the public as a continuation of any of Sellers or their respective estates.

Section 6.9              Transition Services. Promptly following the date hereof, but with the final terms to be agreed on in any event no later than the Closing Date, the Parties agree to negotiate in good faith the terms of, and enter into effective as of the Closing, a transition services agreement (the “Transition Services Agreement”). The Transition Services Agreement shall provide, among other things, that following the Closing the Sellers shall provide those transitional services set forth on Section 7 of the Letter of Intent.

Section 6.10          Confirmation Order. Sellers shall not propose, file, support, pursue or seek entry of, or aid in another party proposing, filing, supporting, pursuing or seeking entry of, an order confirming a chapter 11 plan that adversely impacts Buyer’s rights hereunder without Buyer’s prior written consent. For the avoidance of doubt, notwithstanding any other provision of this Agreement, this Section 6.10 shall survive the Closing.

Article VII
CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1            Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the purchase of the Acquired Assets and the assumption of the Assumed Liabilities is subject to satisfaction or waiver by Buyer of the following conditions:

(a)            (i) The representations and warranties of Sellers set forth in Section 3.1, Section 3.2, Section 3.4(a) and Section 3.9 (the “Seller Fundamental Representations”) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as though made at and as of the Closing Date, except to the extent any such Seller Fundamental Representations expressly relate to an earlier time (in which case such Seller Fundamental Representations shall be true and correct in all respects at and as of such earlier time), and (ii) all representations and warranties of the Sellers in this Agreement (other than the Seller Fundamental Representations) shall be true and correct, without regard to any qualifications as to “material”, “materiality”, or “Material Adverse Effect” (or any correlative terms), as of the date hereof and as of the Closing Date, as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time (in which case such representations and warranties shall be true and correct at and as of such earlier time), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            Sellers shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Sellers at or prior to the Closing;

(c)            Buyer shall have received a certificate, dated as of the Closing Date and executed by an executive officer authorized to sign on behalf of the Sellers, stating that the conditions specified in Section 7.1(a), and Section 7.1(b) have been satisfied;

(d)            The Bankruptcy Court shall have entered the Sale Order and no order staying, reversing, modifying or amending the Sale Order shall be in effect on the Closing Date;

(e)            No material Decree shall be in effect that prohibits consummation of the transactions contemplated by this Agreement; and

(f)             Each delivery contemplated by Section 2.5(b) to be delivered to Buyer shall have been delivered.

Section 7.2            Conditions to Sellers’ Obligations. Sellers’ obligations to consummate the sale of the Acquired Assets and the transfer of the Assumed Liabilities are subject to satisfaction or waiver by the Sellers of the following conditions:

(a)            The representations and warranties of Buyer made in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time (in which case such representations and warranties shall be true and correct at and as of such earlier time), in each case except for such failure to be so true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement;

(b)            Buyer shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing;

(c)            Sellers shall have received a certificate, dated as of the Closing Date and executed by an executive officer authorized to sign on behalf of Buyer, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d)            The Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date;

(e)            No material Decree shall be in effect that prohibits consummation of any of the transactions contemplated by this Agreement; and

(f)             Each delivery contemplated by Section 2.5(c) to be delivered to Sellers shall have been delivered.

Section 7.3              No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to their respective obligations to consummate the transactions contemplated hereby set forth in this Article VII to be satisfied if such failure was primarily caused by such Party’s or its Affiliates’ failure to comply with the terms of this Agreement in all material respects.

Article VIII
TERMINATION

Section 8.1              Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing as provided below:

(a)            by the mutual written consent of the Parties;

(b)           by any Party by giving written notice to the other Parties if any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law or Decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Law or Decree or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of such Party to have fulfilled, in any material respect, any of its obligations under this Agreement; or

(c)            by Buyer by giving written notice to Sellers if there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Buyer at Closing set forth in Section 7.1(a) or Section 7.1(b) and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (A) five (5) days after receipt of Buyer’s notice of intent to terminate, and (B) one (1) Business Day prior to the Outside Date; provided that Buyer shall not have a right of termination pursuant to this Section 8.1(c) if Sellers could, at such time, terminate this Agreement pursuant to Section 8.1(d);

(d)            by Sellers by giving written notice to Buyer if there has been a breach by Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Sellers at Closing set forth in Section 7.2(a) or Section 7.2(b), and such breach has not been waived by Sellers, or, if such breach is curable, cured by Buyer prior to the earlier to occur of (A) five (5) days after receipt of Sellers’ notice of intent to terminate, and (B) one (1) Business Day prior to the Outside Date; provided, that Sellers shall not have a right of termination pursuant to this Section 8.1(d) if Buyer could, at such time, terminate this Agreement pursuant to Section 8.1(c);

(e)            by Sellers or Buyer, if the Bankruptcy Court enters a final, non-appealable order that precludes the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement;

(f)             by Sellers or Buyer, if, prior to the Closing, the Bankruptcy Case are dismissed or converted to a case or cases under Chapter 7 of the Bankruptcy Code;

(g)            by Buyer if Sellers withdraw or seek authority to withdraw the Bidding Procedures Motion;

(h)            by Buyer if (i) following entry by the Bankruptcy Court of the Bidding Procedures Order, such order is (x) amended, modified or supplemented in an adverse way without Buyer’s prior written consent or (y) voided, reversed or vacated or is subject to a stay, or (B) following entry by the Bankruptcy Court of the Sale Order, the Sale Order is (x) amended, modified or supplemented in an adverse way without Buyer’s prior written consent or (y) voided, reversed or vacated or is subject to a stay;

(i)             by Sellers if (i) all of the conditions set forth in Section 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived in an irrevocable writing by Sellers, (ii) at or following the time at which the Closing was required to occur pursuant to Section 2.4, Sellers have irrevocably confirmed in writing to Buyer that Sellers are ready, willing, and able to consummate the Closing, and (iii) Buyer fails to consummate the Closing within two (2) Business Days of receipt of the writing described in clause (ii);

(j)             by Sellers, if any Seller or the board of directors (or similar governing body) of any Seller, based on the advice of outside counsel, determines that proceeding with the transactions contemplated by this Agreement or failing to terminate this Agreement would be inconsistent with its or such Person’s or body’s fiduciary duties;

(k)           by Buyer if the Closing shall not have occurred on or prior to March 1, 2021 (the “Outside Date”); provided, that (i) Buyer shall not have a right of termination pursuant to this Section 8.1(k) if Sellers could, at such time, terminate this Agreement pursuant to Section 8.1(d), (ii) Buyer and Sellers shall use commercially reasonable efforts to consummate the Closing by February 26, 2021; (iii) Buyer and Sellers shall cause the Closing to occur as soon as reasonably practicable following the satisfaction of all conditions to Closing; and (iv) the Outside Date shall be automatically extended for an additional fourteen (14) days if Buyer is the back-up bidder pursuant to the Bidding Procedures; or

(l)             by Buyer or Sellers, if the Bankruptcy Court shall enter an order approving a transaction for all or any material portion of the Acquired Assets, property or stock of the Sellers with any Person other than Buyer (a “Competing Transaction”).

Section 8.2              Effect of Termination.

(a)            If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that (x) Article I, Section 2.3(b), Section 5.3(e), Article IX, and this Section 8.2 and (y) the Sellers’ obligation to the pay the Expense Reimbursement in accordance with Section 8.2(b), shall survive any such termination) and no Party shall have any Liability to the other Parties hereunder; provided, however, that nothing in this Section 8.2 shall relieve any Party from Liability for any willful breach occurring prior to any such termination set forth in this Agreement.

(b)            Anything in Section 8.2(a) to the contrary notwithstanding, in the event that the Bankruptcy Court has entered the Bidding Procedures Order and this Agreement is terminated in accordance with Section 8.1(l), Sellers shall pay Buyer the Expense Reimbursement by wire transfer of immediately available funds at the closing of the Competing Transaction.

Article IX
MISCELLANEOUS

Section 9.1              Survival. Except for any covenant that by its terms is to be performed (in whole or in part) by any Party following the Closing, none of the representations, warranties, or covenants of any Party set forth in this Agreement or in any certificate delivered pursuant to Section 7.1(c) or Section 7.2(c) shall survive, and each of the same shall terminate and be of no further force or effect as of, the Closing. Any covenants or obligations hereunder to be performed from and after the Closing shall survive until completion in accordance with the terms thereof.

Section 9.2              Expenses. Each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants. For the avoidance of doubt, Buyer shall pay all recording fees arising from the transfer of the Acquired Assets.

Section 9.3              Entire Agreement. This Agreement, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties to the extent they relate in any way to the subject matter hereof.

Section 9.4              Incorporation of Exhibits and Disclosure Schedule. The Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

Section 9.5              Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and the Buyer. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.5 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 9.6              Succession and Assignment.

(a)            This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties.

(b)           Notwithstanding the foregoing, Buyer may, without the consent of Sellers, designate, in accordance with the terms of this Agreement and effective as of the Closing, one or more Buyer Designees to acquire all, or any portion of, the Acquired Assets and assume all or any portion of the Assumed Liabilities or pay all or any portion of the Purchase Price; provided that, such assignment shall not relieve the Buyer of its obligations under this Agreement. The above designation may be made by Buyer by written notice to Sellers at any time prior to the Closing Date. The Parties agree to modify any Closing deliverables in accordance with the foregoing designation.

Section 9.7             Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) on the day such communication was received by e-mail; or (d) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any Seller:                  Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441
Attention: Keri Jones, President and Chief Executive Officer

With a copy (which shall not constitute notice to Sellers) to:

Cole Schotz P.C.
1325 Avenue of the Americas, 19th Floor
New York, New York 10019
Attention: Michael D. Sirota and
Roger M. Iorio, Esq.
E-mail: msirota@coleschotz.com
riorio@coleschotz.com

If to Buyer:                       ALCC, LLC
c/o ReStore Capital, LLC

5 Revere Drive, Suite 206

Northbrook, IL 60062
Attention: Ian Fredericks
E-mail: ian.fredericks@restore-cap.com

With a copy (which shall not constitute notice to Buyer) to:

Riemer & Braunstein, LLP

Seven Times Square

New York, New York 10036
Attn: Steven E. Fox. and Anthony B. Stumbo
E-mail: sfox@riemerlaw.com

astumbo@riemerlaw.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 9.7.

Section 9.8              Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York (without giving effect to the principles of conflict of Laws of any jurisdiction that would cause the application of the Law of a jurisdiction other than New York), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.

Section 9.9              Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7; provided, however, that nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby.

Section 9.10          Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.11          Specific Performance. The Parties shall be entitled to an injunction or injunctions to enforce specifically the Parties’ respective covenants and agreements under this Agreement, without the requirement of posting a bond or other security or making a showing of irreparable harm.

Section 9.12          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by any Governmental Authority to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 9.13           No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than Buyer, each Seller, and their respective successors and permitted assigns.

Section 9.14          Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or related in any manner to this Agreement or the Related Agreements may be made only against (and are expressly limited to) the Persons that are expressly identified as parties hereto or thereto (the “Contracting Parties”). In no event shall any Contracting Party have any shared or vicarious Liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of an entity party against its owners or affiliates) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Related Agreements or based on, in respect of, or by reason of this Agreement or the Related Agreements or their negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such Liabilities, claims and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or the Related Agreements or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Agreements.

Section 9.15          Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.16          Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement. The representations and warranties of Sellers in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Disclosure Schedule. The listing of any matter shall expressly not be deemed to constitute an admission by Sellers, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Disclosure Schedule be deemed or interpreted to expand the scope of Sellers’ representations, warranties, or covenants set forth in this Agreement. All attachments to the Disclosure Schedule are incorporated by reference into the applicable section of the Disclosure Schedule in which they are directly or indirectly referenced. Subject to Section 5.8(a) hereof, the information contained in the Disclosure Schedule is in all respects provided subject to the Confidentiality Agreement.

Section 9.17          Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.18          Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

Section 9.19          Reserved.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

CHRISTOPHER & BANKS CORPORATION
CHRISTOPHER & BANKS, INC.
CHRISTOPHER & BANKS COMPANY

By: /s/ Keri L. Jones
Name: Keri L. Jones
Title: President and CEO

BUYER:

ALCC, LLC

By: /s/ Dan Rubin
Name: Dan Rubin
Title: Managing Director